                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


                        Date of Report: March 28, 2000



                     United Pan-Europe Communications N.V.
              (Exact Name of Registrant as Specified in Charter)

         The Netherlands                 000-25365                 98-0191997
(State or other jurisdiction of   (Commission File Number)       (IRS Employer
         incorporation)                                        Identification #)



                    Fred. Roeskestraat 123, P.O. Box 74763
                      1070 BT Amsterdam, The Netherlands
                    (Address of Principal Executive Office)


                               (31) 20-778-9840
             (Registrant's telephone number, including area code)

ITEM 5.   OTHER EVENTS.
----------------------

     On March 28, 2000, UPC closed its acquisition of the Eneco KabelTV and Telecom Group ("K&T Group"), which owns and operates cable television networks in Rotterdam, Dordrecht and surrounding municipalities in The Netherlands.

     On March 9, 2000, UPC announced that it had entered into an Exchange Offer Agreement with SBS Broadcasting S.A. ("SBS") to acquire the approximately 76.5% of the shares of SBS that it did not already own. SBS creates, acquires, packages and distributes programming and other media content in many countries in Europe via television channels, radio stations and the Internet. The acquisition is subject to a number of conditions, including regulatory approval.

     The Exchange Offer Agreement is subject to certain "termination events", including if the average closing share price for UPC Ordinary Shares A on NASDAQ for any consecutive ten day period occurring from the date of the Agreement until the third business day prior to the commencement of the offer is less than or equal to USD49.00 per share. Notwithstanding the occurrence of this "trigger event", occasioned by the decline in the average closing price for UPC Ordinary Shares A, UPC has elected not to terminate the Agreement. Pursuant to a letter agreement (the "Amendment Agreement") dated April 11, 2000, the parties have agreed to amend the Exchange Offer Agreement to provide that, in the event that the average closing price for UPC Ordinary Shares A does not exceed USD49.00 per share over a randomly selected ten day period immediately prior to the scheduled commencement of the Offer, UPC will have the right to terminate the Exchange Offer Agreement.

     Attached hereto are financial statements for SBS and K&T Group. The attached unaudited pro forma consolidated condensed balance sheet information assumes that these acquisitions, together with our January 2000 senior notes and discount notes offering, occurred on December 31, 1999. The attached unaudited pro forma consolidated condensed statement of operations information assumes these acquisitions, as well as our July 1999 acquisition of StjarnTVnatet and our August 1999 acquisition of @ Entertainment, had occurred on January 1, 1999.


ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.
-------------------------------------------

(a)      Financial Statements.



                                                                                                                               Page
                                                                                                                               ----
SBS Broadcasting S.A.
Report of Independent Auditors...............................................................................................  F-1
Consolidated Balance Sheets at December 31, 1998 and 1999....................................................................  F-2
Consolidated Statements of Operations and Comprehensive Income for the years ended December 31, 1997, 1998 and 1999..........  F-3
Consolidated Statements of Shareholders' Equity (Deficit) for the years ended December 31, 1997, 1998 and 1999...............  F-4
Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999...................................  F-5
Notes to Consolidated Financial Statements...................................................................................  F-7


Statutory Financial Statements of TV3 Ltd., Switzerland
Report of the Statutory Auditors.............................................................................................  F-24
Balance sheet at December 31, 1999...........................................................................................  F-25
Statement of Income for the 18 month period ended December 31, 1999..........................................................  F-26
Notes to the Financial Statements............................................................................................  F-27


Eneco KabelTV and Telecom Group
Report of  Independent Public Accountants..................................................................................... F-29
Combined Balance Sheet at December 31, 1999................................................................................... F-30
Combined Statement of Operations for the year ended December 31, 1999......................................................... F-32
Combined Statement of Shareholder's Equity for the year ended December 31, 1999............................................... F-33
Combined Statement of Cashflows for the year ended December 31, 1999.......................................................... F-34
Notes to Combined Financial Statements........................................................................................ F-35

(b) Pro Forma Financial Information

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma condensed consolidated financial data are presented to reflect the pro forma effect of our acquisition of an initial 23.5% interest in SBS and our offer to acquire the remaining 76.5% of SBS, our acquisition of 100% of the K&T Group and our offering of senior notes and discount notes in January 2000. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1999 also reflects our acquisition of StjarnTVnatet ("Stjarn") in July 1999 and our acquisition of @ Entertainment in August 1999. The unaudited pro forma condensed consolidated balance sheet and statement of operations and the notes thereto do not purport to represent what our results of operations would actually have been if such transactions had in fact occurred on such dates. The pro forma adjustments are based upon currently available information and upon certain assumptions that we believe are reasonable. All share and per share amounts have been adjusted to reflect UPC's three for one stock split in March 2000.

     In August 1999, we acquired 100% of @ Entertainment for 750.7 million. The @ entertainment acquisition was accounted for under the purchase accounting method. We began consolidating @ Entertainment effective August 1, 1999.

     In July 1999, we acquired 100% of Stjarn for 371.1 million. USD100.0 million (97.5 million) was paid in the form of a one-year seller's note with interest of 8% per annum and the balance was paid in cash. Upon maturity of the note, we will have the option to pay the note in either cash or our shares. The Stjarn acquisition was structured as a purchase of shares of Stjarn's parent holding company, NBS Nordic Broadband Services AB ("NBS Nordic"). We began consolidating Stjarn effective August 1, 1999.

     In July 1999, we closed the purchase of approximately 4.8% of SBS for 22.7 million. In August we acquired an additional 8.5% of SBS for 70.2 million. During 1999, we accounted for our investment in SBS under the equity method of accounting. In February 2000, we further increased our investment in SBS by acquiring an additional 10.2% for 163.5 million.

     In March 2000, we closed the purchase of the K&T Group. We acquired 100% of the K&T Group shares and the outstanding debt of the K&T Group, totaling 1.1 billion. We will consolidate the K&T Group effective March 31, 2000.

     In March 2000, we announced an offer to acquire the remaining 76.5% of SBS which we do not currently own. We have agreed to initiate an exchange offer to acquire SBS's shares at a per share price of USD40 in cash plus 0.5174286 of a share of our ordinary shares A, subject to adjustment. We will adjust the stock portion of the purchase price under certain circumstances so that the SBS shareholders will receive not less than USD77.50 and not more than USD86.00 for each SBS share exchanged, based on the average share price prevailing on the trading days shortly prior to making the exchange offer. For purposes of the pro formas, we have used our closing share price of USD73.34 (euro 73.85) on March 9, 2000, the date we announced our offer. We have also assumed for purposes of the pro formas, that all holders of SBS's stock options tender their options, for a net payment to be made by us, 60% in cash and the remaining 40% value in our shares. Under the terms of the share exchange agreement, the option holders have the right to choose up to 60% cash, our shares or a combination, in exchange for their options.

     The following unaudited pro forma condensed balance sheet also gives effect to our offering of senior notes and discount notes and the related swaps in January 2000. For purposes of the unaudited pro forma condensed statement of operations, the acquisition of @ Entertainment is funded with proceeds from our senior notes and discount notes in July 1999, the acquisition of Stjarn is funded with a seller's note and proceeds from our senior notes and senior discount notes in July 1999, our acquisitions in July/August 1999 and January 2000 of SBS are funded with proceeds of our initial public offering and our secondary offering, respectively, and our acquisition of K&T Group and our tender for the remaining shares of SBS are funded with proceeds of our senior notes and discount notes offerings in October 1999 and January 2000.


            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

     The following unaudited pro forma condensed balance sheet as of December 31, 1999, gives effect to (1) the offering of our senior notes and discount notes, and the related swaps, in January 2000, (2) our acquisition of the K&T Group in March 2000, and (3) our acquisition in February 2000 of an additional 10.2% interest in SBS and our offer to acquire the remaining 76.5% shares of SBS which we do not already own (together the "SBS Transactions"), as if each had occurred on December 31, 1999.

                                                                                         As of December 31, 1999
                                                                     ---------------------------------------------------------------

                                                                                                 Pro Forma Adjustments
                                                                                  --------------------------------------------------
                                                                                                        K&T
                                                                                                       Group
                                                                         UPC       January Notes    Acquisition         SBS
                                                                      Historical     Offering           (d)       Transactions (j)
                                                                     ------------ ---------------    -----------  ------------------
                                                                                        (in thousands of euros)
ASSETS:
Current assets
     Cash and cash equivalents ...................................    1,025,460      1,585,333 (a)  (1,065,230)(e)  (1,264,887)(k)
     Restricted cash .............................................       17,135              -               -           1,385
     Short term investments ......................................            -              -               -          31,146
     Subscriber receivables, net .................................       59,860              -           3,792          62,997
     Costs to be reimbursed by affiliated companies, net .........       10,500              -               -               -
     Other current assets ........................................      223,707              -          11,260         120,690
                                                                     ----------     ----------      ----------      ----------
          Total current assets ...................................    1,336,662      1,585,333      (1,050,178)     (1,048,669)
Other investments ................................................      623,341              -               -          30,210
Investments in and advances to affiliated companies,  net ........      242,847              -           6,318         (76,711)(l)
Property, plant and equipment, net ...............................    1,908,414              -         200,746          24,810
Goodwill and other intangible assets, net ........................    2,611,413              -         862,103 (f)   2,566,323 (m)
Deferred financing costs, net ....................................       77,861         32,777 (b)           -           2,694
Other assets .....................................................        1,734              -               -          77,296 (n)
                                                                     ----------     ----------      ----------      ----------
          Total assets ...........................................    6,802,272      1,618,110          18,989       1,575,953
                                                                     ==========     ==========      ==========      ==========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
     Accounts payable, accrued liabilities and other current
        liabilities ..............................................      565,207              -          18,842         154,703
     Short-term debt .............................................      163,241              -               - (g)       6,551
     Current portion of long-term debt ...........................       50,291              -               - (h)      11,548
                                                                     ----------     ----------      ----------      ----------
          Total current liabilities ..............................      778,739              -          18,842         172,802
Long-term debt ...................................................    3,903,410      1,618,110 (c)           - (i)      33,444 (o)
Deferred taxes ...................................................       15,961              -               -               -
Deferred compensation ............................................       52,702              -               -               -
Other long-term liabilities ......................................       19,365              -               -          43,943
                                                                     ----------     ----------      ----------      ----------
          Total liabilities ......................................    4,770,177      1,618,110          18,842         250,189
                                                                     ----------     ----------      ----------      ----------

Minority interests in subsidiaries ...............................       11,895              -             147           7,184

                                                                     ----------     ----------      ----------      ----------
          Total shareholders' equity .............................    2,020,200              -               -       1,318,580 (p)
                                                                     ----------     ----------      ----------      ----------
          Total liabilities and shareholders' equity..............    6,802,272      1,618,110          18,989       1,575,953
                                                                     ==========     ==========      ==========      ==========

                                                                             As of December 31, 1999
                                                                             -----------------------

                                                                                       UPC
                                                                                    Pro Forma
                                                                                   -----------
ASSETS:
Current assets
     Cash and cash equivalents ...................................                    280,676
     Restricted cash .............................................                     18,520
     Short term investments ......................................                     31,146
     Subscriber receivables, net .................................                    126,649
     Costs to be reimbursed by affiliated companies, net .........                     10,500
     Other current assets ........................................                    355,657
                                                                                   ----------
          Total current assets ...................................                    823,148
Other investments ................................................                    653,551
Investments in and advances to affiliated companies,  net ........                    172,454
Property, plant and equipment, net ...............................                  2,133,970
Goodwill and other intangible assets, net ........................                  6,039,839
Deferred financing costs, net ....................................                    113,332
Other assets .....................................................                     79,030
                                                                                   ----------
          Total assets ...........................................                 10,015,324
                                                                                   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
     Accounts payable, accrued liabilities and other current
        liabilities ..............................................                    738,752
     Short-term debt .............................................                    169,792
     Current portion of long-term debt ...........................                     61,839
                                                                                   ----------
          Total current liabilities ..............................                    970,383
Long-term debt ...................................................                  5,554,964
Deferred taxes ...................................................                     15,961
Deferred compensation ............................................                     52,702
Other long-term liabilities ......................................                     63,308
                                                                                   ----------
          Total liabilities ......................................                  6,657,318
                                                                                   ----------

Minority interests in subsidiaries ...............................                     19,226

                                                                                   ----------
          Total shareholders' equity .............................                  3,338,780
                                                                                   ----------
          Total liabilities and shareholders' equity .............                 10,015,324
                                                                                   ==========

(a)  Represents the pro forma increase in cash and cash equivalents as a result of UPC's
     offering of senior notes and discount notes in January 2000, net of offering costs .                          1,585,333
                                                                                                              ==============

(b)  Represents the pro forma increase in deferred offering costs as a result of
     UPC's offering of senior notes and discount notes in January 2000 .................                              32,777
                                                                                                              ==============

(c)  Represents the pro forma increase in long-term debt as a result of UPC's
     offering of senior notes and discount notes in January 2000. ......................                           1,618,110
                                                                                                              ==============

(d) Represents the historical amounts included in the K&T balance sheet as of December 31, 1999, except as indicated in (e), (f), (g), (h) and (i), converted from Dutch guilders to euros at the fixed exchange rate.

(e)  Represents the pro forma decrease in cash and cash equivalents related to the acquisition of K&T:
        Historical K&T cash and cash equivalents .......................................                                   -
        Purchase price paid by UPC for K&T shares and receivables
           from N.V. Eneco .............................................................                          (1,065,230)
                                                                                                              --------------
                                                                                                                  (1,065,230)
                                                                                                              ==============

(f)  Represents the pro forma increase in goodwill and other intangibles as a result of the K&T acquisition:
        Historical K&T goodwill and other intangibles ..................................                              46,015
        Additional pro forma goodwill and other intangibles due to the
           K&T acquisition:
              Historical shareholder's equity ..........................................          (8,884)
              Purchase price paid by UPC for K&T shares ................................         824,972
                                                                                            -------------
                                                                                                                     816,088
                                                                                                              --------------
                                                                                                                     862,103
                                                                                                              ==============

(g)  Represents the pro forma decrease in short-term debt of K&T as a result of the payment of the balance by UPC as part of the acquisition. The payment of the debt by UPC is recorded by UPC as a receivable from K&T, which eliminates in consolidation.
        Historical K&T short-term debt .................................................                              83,991
        Payment of balance by UPC ......................................................                             (83,991)
                                                                                                              --------------
                                                                                                                           -
                                                                                                              ==============


(h)  Represents the pro forma decrease in current portion of long-term debt of
     K&T as a result of the payment of the balance by UPC as part of the acquisition. The payment of the debt by UPC is recorded by UPC as a receivable from K&T, which eliminates in consolidation.
        Historical K&T current portion of long-term debt ...............................                              31,651
        Payment of balance by UPC ......................................................                             (31,651)
                                                                                                              --------------
                                                                                                                           -
                                                                                                              ==============

(i)  Represents the pro forma decrease in long-term debt of K&T as a result of the payment of the balance by UPC as part of the acquisition. The payment of the debt by UPC is recorded by UPC as a receivable from K&T, which eliminates in consolidation.
        Historical K&T long-term debt ..................................................                             124,617
        Payment of balance by UPC ......................................................                            (124,617)
                                                                                                              --------------
                                                                                                                           -
                                                                                                              ==============

(j) Represents the historical amounts included in the SBS balance sheet as of December 31, 1999, except as indicated in (k), (l), (m), (n), (o) and (p), converted from US dollars to euros at the spot exchange rate as of December 31, 1999.

(k)  Represents the pro forma decrease in cash and cash equivalents as result of the SBS Transactions:
        Historical SBS cash and cash equivalents .......................................                              68,245
        Net cash received by SBS related to UPC's purchase of  3,000,000
           newly issued SBS shares in February 2000 ....................................                             161,624
        Cash paid by UPC related to UPC's purchase of 3,000,000
           newly issued SBS shares in February 2000 ....................................                            (163,512)
        Net cash paid by UPC related to tender offer for remaining shares of
           SBS..........................................................................                          (1,331,244)
                                                                                                              --------------
                                                                                                                  (1,264,887)
                                                                                                              ==============

(l)  Represents the pro forma net decrease in investments in and advances to affiliated companies as a result of the SBS Transactions:
        Historical SBS investments in and advances to affiliates .......................                              19,743
        Increase in UPC investments in and advances to affiliates due to
           UPC's acquisition of an additional interest in SBS in February 2000 .........                             163,512
        Elimination of UPC's investments in and advances to affiliates
           due to consolidation of SBS .................................................                            (259,966)
                                                                                                              --------------
                                                                                                                     (76,711)
                                                                                                              ==============

(m)  Represents the pro forma increase in goodwill and other intangibles as a result of the SBS Transactions:
        Historical SBS goodwill and other intangibles ..................................                              54,373
        Additional pro forma goodwill and other intangibles due to the
           SBS Transactions:
              Historical SBS shareholders' equity ......................................        (162,101)
              Increase in SBS shareholders' equity related to shares issued to UPC
                 in February 2000 ......................................................        (161,624)
              Conversion of SBS warrants and convertible debt to equity ................         (74,115)
              Purchse price paid by UPC ................................................       2,909,790
                                                                                            -------------
                                                                                                                   2,511,950
                                                                                                              --------------
                                                                                                                   2,566,323
                                                                                                              ==============

(n)  Represents the pro forma decrease in other assets from the exercise of the SBS warrants as a result of the SBS Transactions:
        Historical SBS other assets.....................................................                              78,706
        Exercise of outstanding SBS warrants in UPC tender offer........................                              (1,410)
                                                                                                              --------------
                                                                                                                      77,296
                                                                                                              ==============

(o)  Represents the pro forma decrease in long-term debt from the conversion of
     SBS's convertible debentures as a result of the UPC tender offer:
        Historical SBS long-term debt ..................................................                             108,969
        Conversion of SBS convertible debentures in UPC tender offer ...................                             (75,525)
                                                                                                             ---------------
                                                                                                                      33,444
                                                                                                             ===============

(p)  Represents the increase in shareholder's equity as a result of the issuance of 17,854,029 UPC ordinary shares A, assuming a price of USD73.34 (euro 73.85)
     per share, to the holders of SBS's outstanding shares and option holders in
     UPC's tender offer. ...............................................................                           1,318,580
                                                                                                             ===============

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

     The following unaudited pro forma condensed statement of operations for the year ended December 31, 1999, gives effect to (1) our acquisition of @ Entertainment in August 1999, (2) our acquisition of Stjarn in July 1999, (3) our acquisition of the K&T Group in March 2000, and (4) our acquisition in July/August 1999 of a 13.3% interest in SBS, our acquisition of an additional 10.2% interest in SBS in February 2000 and our offer to acquire the remaining shares of SBS in March 2000, as if each had occurred on January 1, 1999.

                                                                            For the Year Ended December 31, 1999
                                                               -------------------------------------------------------------------
                                                                                            Pro Forma Adjustments
                                                                            ------------------------------------------------------
                                                                   UPC       @Entertainment       Stjarn            K&T Group
                                                                Historical   Acquisition (a)    Acquisition(d)    Acquisition (h)
                                                               ------------ -----------------  --------------    -----------------
                                                                    (in thousands of euros, except share and per share amounts)
Service and other revenue .................................         447,501          43,432          17,726             74,778
Operating expense .........................................        (293,778)        (65,488)         (7,284)           (28,725)
Selling, general and administrative expense ...............        (466,260)        (47,220)         (5,483)           (18,582)
Depreciation and amortization .............................        (266,070)        (47,933)(b)     (17,804) (e)       (82,064)(i)
                                                               ------------    ------------       ---------        -----------
      Net operating loss ..................................        (578,607)       (117,209)        (12,845)           (54,593)
Interest income ...........................................          28,064           2,612             168                  -
Interest expense ..........................................        (186,408)        (60,080)(c)     (23,467) (f)      (107,704)(j)
Gain on sale of assets ....................................           1,501               -               -                  -
Foreign exchange gain (loss) and other income
  (expense), net ..........................................         (22,561)         (2,024)         (7,714) (g)        (3,636)(k)
                                                               ------------    ------------       ---------        -----------
      Net loss before income taxes and other items ........        (758,011)       (176,701)        (43,858)          (165,933)
Share in results of affiliated companies, net .............         (29,760)           (929)              -             (1,682)
Minority interests in subsidiaries ........................           1,651               -               -                (29)
Income tax benefit (expense) ..............................           1,822             (28)            258                170
                                                               ------------    ------------       ---------        -----------
      Net loss ............................................        (784,298)       (177,658)        (43,600)          (167,474)
                                                               ============    ============       =========        ===========
Basic and diluted net loss per ordinary share(1) ..........           (2.08)
                                                               ============
Weighted-average number of ordinary shares
  outstanding(1) ..........................................     377,969,829
                                                               ============

                                                               For the Year Ended December 31, 1999
                                                               ------------------------------------
                                                                      SBS                 UPC
                                                                Transactions (l)        Pro Forma
                                                               ----------------       -------------
Service and other revenue .................................         440,075              1,023,512
Operating expense .........................................        (326,958)              (722,233)
Selling, general and administrative expense ...............        (100,480)              (638,025)
Depreciation and amortization .............................        (188,726)(m)           (602,597)
                                                               ------------           ------------
      Net operating loss ..................................        (176,089)              (939,343)
Interest income ...........................................           4,428                 35,272
Interest expense ..........................................        (166,119)(n)           (543,778)
Gain on sale of assets ....................................               -                  1,501
Foreign exchange gain (loss) and other income
  (expense), net ..........................................         (11,887)(o)            (47,822)
                                                               ------------           ------------
      Net loss before income taxes and other items ........        (349,667)            (1,494,170)
Share in results of affiliated companies, net .............          (9,834)(p)            (42,205)
Minority interests in subsidiaries ........................           3,695                  5,317
Income tax benefit (expense) ..............................            (573)                 1,649
                                                               ------------           ------------
      Net loss ............................................        (356,379)            (1,592,409)
                                                               ============           ============
Basic and diluted net loss per ordinary share(1) ..........                                  (3.79)
                                                                                      ============
Weighted-average number of ordinary shares
  outstanding(1) ..........................................                            403,835,994 (q)
                                                                                      ============

(1)  As adjusted for UPC's 3 for 1 stock split in March 2000.

(a) Represents the historical results of operations of @ Entertainment for the seven months ended July 31, 1999, except as indicated in (b) and (c), converted from US dollars to euros using the average exchange rate for the seven months ended July 31, 1999.

(b)  Represents the increase in depreciation and amortization expense as a result of the @ Entertainment acquisition:
        Historical amortization and depreciation expense of @ Entertainment ...............             (22,139)
        Amortization of the goodwill purchase price allocation for the @ Entertainment
           acquisition under purchase accounting, based on a 15 year life .................             (25,794)
                                                                                                ---------------
                                                                                                        (47,933)
                                                                                                ===============

(c)  @ Entertainment acquisition:
        Historical interest expense of @ Entertainment ....................................             (26,664)
        Interest expense as a result of UPC's July 1999 senior notes incurred for the @ Entertainment acquisition, at a blended
           weighted average interest rate of 8.3% .........................................             (33,416)
                                                                                                ---------------
                                                                                                        (60,080)
                                                                                                ===============

(d)  Represents the historical results of operations of NBS Nordic for the seven months ended July 31, 1999, except as indicated in (e), (f) and (g), converted from
     Swedish kronor to euros using the average exchange rate for the seven months ended July 31, 1999.

(e)  Represents the increase in depreciation and amortization expense as a result of the
     Stjarn acquisition:
        Historical amortization and depreciation expense of Stjarn.........................              (5,373)
        Amortization of the goodwill purchase price allocation for the Stjarn acquisition
           under purchase accounting, based on a 15 year life .............................             (12,431)
                                                                                                ---------------
                                                                                                        (17,804)
                                                                                                ===============

(f)  Represents the increase in interest expense as a result of the Stjarn acquisition:
        Historical interest expense of Stjarn..............................................              (2,973)
        Interest expense as a result of the Stjarn seller's notes, at an interest rate
           of 8.0% ........................................................................              (4,335)
        Interest expense as a result of UPC's July 1999 senior notes incurred for the
           @ Stjarn acquisition, at a blended weighted average interest rate of 10.875% ...             (16,159)
                                                                                                ---------------
                                                                                                        (23,467)
                                                                                                ===============

(g)  Represents the increase in foreign exchange gain (loss) and other income (expense), net as a result of the Stjarn acquisition:
        Historical foreign exchange gain (loss) and other income (expense), net of
           Stjarn..........................................................................                   -
        Foreign exchange loss related to the proceeds of the US dollar-denominated Stjarn
           seller's note ..................................................................              (7,714)
                                                                                                ---------------
                                                                                                         (7,714)
                                                                                                ===============

(h) Represents the historical results of operations of K&T Group for the year ended December 31, 1999, except as indicated in (i), (j) and (k), converted from Dutch guilders to euros using the fixed exchange rate.

(i)  Represents the increase in depreciation and amortization expense as a result of the K&T Group acquisition:
        Historical amortization and depreciation expense of K&T Group .....................             (27,669)
        Amortization of the goodwill purchase price allocation for the K&T Group
           acquisition under purchase accounting, based on a 15 year life .................             (54,395)
                                                                                                ---------------
                                                                                                        (82,064)
                                                                                                ===============

(j)  Represents the net increase in interest expense as a result of the K&T
     Group acquisition:
        Historical interest expense of K&T Group ..........................................             (11,967)
        Elimination of historical interest expense due to payment by UPC of all
           outstanding debt of SBS ........................................................              11,967
        Interest expense as a result of UPC's October 1999 and January 2000 senior notes incurred for the K&T Group acquisition, at a blended
           weighted average interest rate of 10.1% ........................................            (107,704)
                                                                                                ---------------
                                                                                                       (107,704)
                                                                                                ===============

(k)  Represents the increase in foreign exchange gain (loss) and other income
     (expense), net as a result of the K&T Group acquisition:
           Historical foreign exchange gain (loss) and other income (expense), net of
              K&T Group ...................................................................                   -
           Foreign exchange loss related to the proceeds of the US dollar-denominated
              senior notes used to acquire K&T group ......................................              (3,636)
                                                                                                ---------------
                                                                                                         (3,636)
                                                                                                ===============

(l)  Represents the historical results of operations of SBS for the year ended
     December 31, 1999, except as indicated in (m), (n), (o) and (p), converted from US dollars to euros using the average exchange rate for the year ended December 31, 1999.

(m)  Represents the increase in depreciation and amortization expense as a result of the SBS Transactions:
        Historical amortization and depreciation expense of SBS ...........................             (21,658)
        Elimination of historical amortization related to SBS warrants ....................                 395
        Amortization of the goodwill purchase price allocation for the SBS Transactions
           under purchase accounting, based on a 15 year life .............................            (167,463)
                                                                                                ---------------
                                                                                                       (188,726)
                                                                                                ===============

(n)  Represents the net increase in interest expense as a result of the SBS
     Transactions:
        Historical interest expense of SBS ................................................             (19,871)
        Elimination of historical interest expense due to conversion of SBS
           convertible debt to equity .....................................................               5,600
        Interest expense as a result of UPC's October 1999 and January 2000 senior notes incurred for UPC's offer to acquire the remaining shares of SBS, at a blended
           weighted average interest rate of 11.4% ........................................            (151,848)
                                                                                                ---------------
                                                                                                       (166,119)
                                                                                                ===============

(o)  Represents the increase in foreign exchange gain (loss) and other income
     (expense), net as a result of the SBS Transactions:
        Historical foreign exchange gain (loss) and other income (expense), net of
           SBS ............................................................................              (9,332)
        Foreign exchange loss related to the proceeds of the US dollar-denominated
           senior notes used for the tender offer .........................................              (2,555)
                                                                                                ---------------
                                                                                                        (11,887)
                                                                                                ===============

(p)  Represents the net decrease in share in results of affiliated companies as a result of the SBS Transactions:
        Historical share in results of affiliated companies of SBS ........................             (15,017)
        Elimination of historical share in results of affiliated companies recorded by UPC for its 13.3% interest in SBS for the five months ended
           December 31, 1999 ..............................................................               5,183
                                                                                                ---------------
                                                                                                         (9,834)
                                                                                                ===============

(q) For pro forma purposes, the purchase price for UPC's acquisition in July/August 1999 of 13.3% of SBS for approximately 95.0 million and UPC's acquisition in January 2000 of an additional 10.2% interest in SBS for approximately 163.5 million, are assumed to have been funded from the proceeds of UPC's initial public offering and secondary offering, respectively. Consequently, the pro forma weighted shares outstanding for the year ended December 31, 1999 assumes the issuance of 10,339,211 ordinary shares A at the initial offering price and 8,507,369 ordinary shares A at the secondary offering price of 9.18 and 19.22, respectively, net of underwriters' commissions.

     Additionally, for pro forma purposes, 17,854,029 ordinary shares A are assumed to be outstanding for the year ended December 31, 1999, related to UPC's ordinary shares A to be issued for the SBS tender offer.

(c)      Exhibits

         None.

                                  SIGNATURES
                                  ----------


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf of the undersigned thereunto duly authorized.


                                UNITED PAN-EUROPE COMMUNICATIONS N.V.



DATE:  April 19, 2000           By:   /s/ Anton M. Tuijten
                                    --------------------------------------------
                                      Anton M. Tuijten
                                      General Counsel and member of the Board of
                                      Management

                         REPORT OF INDEPENDENT AUDITORS

      The Board of Directors and Shareholders
      SBS Broadcasting SA

      We have audited the accompanying consolidated balance sheets of SBS Broadcasting SA (formerly Scandinavian Broadcasting System SA) as of December 31, 1998 and 1999 and the related consolidated statements of operations, comprehensive income, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SBS Broadcasting SA at December 31, 1998 and 1999 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                     ERNST & YOUNG

                                     Statsauteriseret Revisionsaktieselskab

Copenhagen, Denmark

March 1, 2000


Except for Note 16, as to which the date is March 29, 2000.

                                     ASSETS

                                                                                                   December 31,
                                                                                             -----------------------
                                                                                               1998           1999
                                                                                             ---------      ---------
Current assets:
   Cash and short-term cash investments....................................................  $  63,381      $  67,770
   Short-term investments, at market value.................................................     45,525         30,929
   Accrued interest receivable.............................................................        109            142
   Accounts receivable trade, net of allowance for doubtful accounts of $1,435 in 1999
       ($1,550 in 1998)....................................................................     59,760         62,559
   Accounts receivable, affiliates.........................................................        639            381
   Restricted cash and cash in escrow......................................................      1,291          1,375
   Program rights inventory, current.......................................................     74,443         86,153
   Other current assets....................................................................      8,833         33,176
                                                                                             ---------      ---------

    Total current assets...................................................................    253,981        282,485
Buildings, equipment and improvements, net of accumulated depreciation.....................     24,180         24,638
Goodwill and intangible assets, net of accumulated amortization............................     59,712         53,995
Program rights inventory, non-current......................................................     45,244         50,750
Deferred financing cost, net of accumulated amortization...................................      6,872          2,675
Investments in unconsolidated subsidiaries.................................................     11,553          4,857
Investments in equity securities...........................................................        ---         30,000
Accounts receivable, affiliates, non-current...............................................        ---         14,749
Notes receivable...........................................................................      8,112         10,090
Other assets...............................................................................     18,167         17,319
                                                                                             ---------      ---------
    Total assets...........................................................................  $ 427,821      $ 491,558
                                                                                             =========      =========



                LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
   Accounts payable........................................................................  $  15,805      $  18,666
   Accrued expenses........................................................................     42,006         52,173
   Program rights payable, current.........................................................     45,370         65,932
   Notes payable, current..................................................................      9,463          6,505
   Current portion of long-term debt.......................................................      2,627         11,468
   Deferred income.........................................................................      2,599         16,856
                                                                                             ---------      ---------
     Total current liabilities..............................................................   117,870        171,600
Program rights payable, non-current........................................................     25,550         16,208
Convertible subordinated debentures and notes..............................................    230,250         75,000
Other long-term debt.......................................................................     51,014         33,212
Deferred income............................................................................        ---         10,072
Other non-current liabilities..............................................................     15,756         17,358
Minority interests.........................................................................      5,356          7,134
Shareholders' equity:
   Common shares (authorized 75,000, issued 14,933 (1998) and 22,529 (1999) at par value
    $1.50).................................................................................     22,400         33,795

   Additional paid-in capital..............................................................    197,135        420,357
   Accumulated deficit.....................................................................   (229,977)      (272,811)
   Unearned compensation...................................................................        (22)        (1,890)
   Treasury Stock at cost, Common Shares:  48 (1998) and 18 (1999).........................     (1,154)          (443)
   Accumulated other comprehensive income..................................................     (6,357)       (18,034)
                                                                                             ---------      ---------
    Total shareholders' equity (deficit)...................................................    (17,975)       160,974
                                                                                             ---------      ---------
    Total liabilities and shareholders' equity (deficit)...................................  $ 427,821      $ 491,558
                                                                                             =========      =========

                                                         Years Ended December 31,
                                               --------------------------------------------
                                                 1997              1998              1999
                                                 ----              ----              ----
Net revenue...............................     $242,838          $350,535          $412,557
Operating expenses:
   Station operating expenses.............      204,316           262,665           296,689
   Selling, general and administrative           55,190            68,779            81,205
    expenses..............................
   Corporate expenses.....................        9,177             9,576            10,930
   Non-cash compensation..................        2,676             1,142             2,062
   Depreciation...........................        9,839             9,484             9,006
   Amortization...........................        5,060            10,609            11,297
   Termination of CME Reorganization
    Agreement.............................          ---               ---             9,825
                                               --------          --------          --------
    Total operating expenses..............      286,258           362,255           421,014
                                               --------          --------          --------
Operating loss............................      (43,420)          (11,720)           (8,457)
Equity in loss of unconsolidated
 subsidiaries.............................       (3,150)           (3,536)          (14,078)
Interest income...........................        3,469             6,318             4,151
Interest expense..........................      (14,333)          (24,708)          (18,628)
Foreign exchange losses, net..............       (4,665)           (3,202)           (9,083)
Investment gains (losses), net............         (801)              376               423
Other income (expense), net:
   Sale of shares in TVNorge..............        6,262               ---               ---
   Sale of shares in MTV Oy...............        2,814               ---               ---
   Other..................................       (1,863)           (2,638)              (89)
                                               --------          --------          --------
   Loss before income taxes and minority        (55,687)          (39,110)          (45,761)
    interest..............................
Income taxes..............................          (29)             (636)             (537)
                                               --------          --------          --------
   Loss before minority interest..........      (55,716)          (39,746)          (46,298)
Minority interest in losses, net..........       11,866             6,027             3,464
                                               --------          --------          --------
Net loss..................................     $(43,850)         $(33,719)         $(42,834)
                                               ========          ========          ========
Net loss per common share, basic and
 diluted..................................       $(3.18)           $(2.30)           $(2.38)
                                               ========          ========          ========
Average common shares outstanding (in
 thousands)...............................       13,780            14,677          $ 18,027
                                               ========          ========          ========

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                        (in thousands of U.S. Dollars)
                                                         Years Ended December 31,
                                               --------------------------------------------
                                                 1997              1998              1999
                                                 ----              ----              ----
Net income (loss)............................  $(43,850)         $(33,719)         $(42,834)
  Currency translation adjustment............   (12,089)            3,223           (12,570)
  Unrealized holding gains during period.....     2,534             1,472             1,107
  Less: reclassification adjustment for
        gains included in net income.........    (1,896)           (2,342)             (214)
                                               --------          --------          --------
Comprehensive net income (loss)..............  $(55,301)         $(31,366)         $(54,511)
                                               ========          ========          ========


                                                                                                 Accumulated
                                       Additional                                                   other
                            Common      Paid-In      Accumulated      Unearned      Treasury    Comprehensive
                            Shares      Capital        Deficit      Compensation      Stock         Income         Total
                           --------    ----------    -----------    ------------    --------    -------------    ---------
Balance at December 31,
    1996.................. $ 20,506     $ 164,286     $ (152,408)      $      --     $    --        $   2,741    $  35,125
  Grant of options for
    175,000 common shares        --           188             --            (188)         --               --           --
  Exchange of options for
    91,462 common shares
    (Note 9)..............       --         2,195             --          (2,195)         --               --           --

  Option and share
    compensation..........       --            --             --           2,065          --               --        2,065
  Issuance of 158,028
    common shares in
    exchange for cash in
    connection with the
    Rete Mia acquisition..      238         2,230             --              --          --               --        2,468
  Reduction of exercise
    price of the 1,000,000
    Paramount warrants
    issued in 1995........       --         2,780             --              --          --               --        2,780
  Currency translation
    adjustment............       --            --             --              --          --          (12,089)     (12,089)
  Change in unrecognized
    gain (loss) on short-
    term investments......       --            --             --              --          --              638          638
   Net loss...............       --            --        (43,850)             --          --               --      (43,850)
                           --------     ---------     ----------       ---------     -------        ---------    ---------
Balance at December 31,
 1997....................  $ 20,744     $ 171,679     $ (196,258)      $    (318)    $    --        $  (8,710)   $ (12,863)
  Exchange of options for
    91,462 common shares..      137          (137)            --              --          --               --           --
  Issuance of 30,150
    common shares in
    connection with
    option and share
    compensation..........       46           693             --              --          --               --          739
  Amortization of unearned
    compensation..........       --            --             --             296          --               --          296
  Exercise of warrants
    for 500,000 common          750        11,433             --              --          --               --       12,183
    shares................

 Issuance of 482,285
    common shares in
    public offering.......      723        13,467             --              --          --               --       14,190
 Purchase of treasury
    stock 47,500 common
    shares................       --            --             --              --      (1,154)              --       (1,154)
 Currency translation
    adjustment............       --            --             --              --          --            3,223        3,223
 Change in unrecognized
    gain (loss) on short-
    term investments......       --            --             --              --          --             (870)        (870)
 Net loss.................       --            --        (33,719)             --          --               --      (33,719)
                           --------     ---------     ----------       ---------     -------        ---------    ---------
Balance at December 31,
    1998.................. $ 22,400     $ 197,135     $ (229,977)      $     (22)    $(1,154)       $  (6,357)   $ (17,975)
 Exercise of options as
    to 29,500 Common
    Shares................       44           398             --              --          --               --          442
 5,414,912 Common Shares
    issued upon conversion
    of Debentures.........    8,123       147,285             --              --          --               --      155,408
 Issuance of 2,152,320
    Common Shares to UPC..    3,228        71,609             --              --          --               --       74,837
 Stock compensation.......       --         3,930             --          (3,930)        711               --          711
 Amortization of
    unearned compensation.       --            --             --           2,062          --               --        2,062
 Currency translation
    adjustment............       --            --             --              --          --          (12,570)     (12,570)
 Change in unrecognized
    gain on short-term
    investments...........       --            --             --              --          --              893          893
 Net loss.................       --            --        (42,834)             --          --               --      (42,834)
                           --------     ---------     ----------       ---------     -------        ---------    ---------
Balance at December 31,
    1999.................. $ 33,795     $ 420,357     $ (272,811)      $  (1,890)    $  (443)       $ (18,034)   $ 160,974
                           ========     =========     ==========       =========     =======        =========    =========

                                                         Years Ended December 31,
                                               --------------------------------------------
                                                 1997              1998              1999
                                                 ----              ----              ----
Cash flows from operating activities:
    Net loss.................................. $(43,850)         $ (33,719)        $(42,834)
  Adjustments to reconcile net loss to net
          cash used in operating activities:
      Depreciation and amortization...........   14,899             19,274           20,303
      Equity in (income) loss of
          unconsolidated subsidiaries, net of
          distributions received.............    (1,880)            (1,678)           9,160
      Non-cash interest expense...............      612              2,011              810
      Gain on sale of unconsolidated companies       --                 --           (1,171)
      Unrealized exchange loss on long-term
          debt................................       --              2,847            2,733
      Non-cash other income, net..............   (9,076)                --               --
      Non-cash compensation...................    2,676              1,142            2,062
      Net loss (gain) on sale of short-term
          investments.........................      801               (376)            (394)
      Minority interest in loss...............  (11,866)            (6,027)          (3,464)
     Changes in operating assets and
          liabilities, net of amounts acquired:
        Accounts receivable...................  (25,409)            (7,708)         (10,057)
        Accounts receivable, affiliates.......       --                 --          (14,749)
        Program rights inventory, net.........  (11,137)            (8,597)         (10,689)
        Other current assets..................    1,762              4,645          (20,788)
        Other noncurrent assets...............   (4,591)            (5,976)          (5,588)
        Accounts payable and accrued expenses.   19,989             (5,487)           6,359
        Deferred income.......................     (462)             1,966            5,192
        Other liabilities.....................    5,402              7,150           13,261
                                               --------          --------          --------
          Cash used in operating activities...  (62,130)          (30,533)          (49,854)
                                               --------          --------          --------
Cash flows from investing activities:
    Purchases of short-term investments.......  (61,858)         (139,632)          (27,482)
    Sales and maturities of short-term
          investments.........................   28,626           139,748            43,362
    Cash capital expenditures.................  (15,516)          (11,616)          (18,532)
    Net proceeds from sale of unconsolidated
          companies...........................    3,968                --             6,423
    Net proceeds from sale of minority
          interests...........................    8,599                --                --
    Payment to purchase notes receivable......   (1,740)               --                --
    Payment for purchase of acquired
          businesses, net of cash acquired....  (31,549)           (7,848)          (17,197)
                                               --------          --------          --------
          Cash used in investing activities...  (69,470)          (19,348)          (13,426)
                                               --------          --------          --------
Cash flows from financing activities:
    Net change in short-term borrowings.......      180            (3,043)           (2,041)
    Proceeds from issuance of convertible
          subordinated debentures and notes...   75,000                --                --
    Deferred financing costs..................   (2,733)               --                --
    Proceeds from issuance of common shares
          in subsidiaries.....................    8,841             1,259             5,788
    Proceeds from issuance of long-term debt..   44,516                --                --
    Proceeds from exercise of warrant.........       --            12,183                --
    Proceeds from issuance of common shares...    2,468            14,190            75,279
    Purchase of treasury stock................       --            (1,154)               --
    Net change in restricted cash and cash
          in escrow...........................   (1,280)              419               (84)
    Payment of long-term debt.................       --            (1,815)           (6,208)
    Payment of capital lease obligations......     (966)           (1,012)             (185)
                                               --------          --------          --------
          Cash provided by financing
              activities......................  126,026            21,027            72,549
                                               --------          --------          --------
Effect of exchange rate changes on short-term
          cash investments....................   (4,900)              639            (4,880)
Net change in short-term cash investments.....  (10,474)          (28,215)            4,389
Cash and short-term cash investments,
          beginning of period.................  102,070            91,596            63,381
                                               --------          --------          --------
Cash and short-term cash investments, end
          of period........................... $ 91,596          $ 63,381          $ 67,770
                                               ========          ========          ========
Cash paid for interest........................ $ 13,118          $ 23,928          $ 22,533
                                               ========          ========          ========
Cash paid for taxes........................... $    251          $    675          $    215
                                               ========          ========          ========

                              SBS BROADCASTING SA

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (in thousands of U.S. Dollars)


Noncash investing and financing activities:

1999

     Non-cash purchases of acquired business amounted to $12,500,000 for Bidlet AB, $2,000,000 for HSX Holding Inc. and $5,000,000 for Radio Noordzee FM.

                              SBS BROADCASTING SA

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Summary of Significant Accounting Policies

     Organization and basis of presentation

     SBS Broadcasting SA (the "Company" or "SBS") was formed in Luxembourg in 1989 and commenced operations in 1990. The Company was organized to acquire and operate commercial television stations in Scandinavia and other areas in Europe, and has expanded its operations to include commercial radio stations and Internet related activities. The consolidated financial statements include the accounts of the Company and its subsidiaries in which the Company has management control in Sweden, Denmark, Norway, Finland, Flemish Belgium, the Netherlands, Hungary and Luxembourg. The Company accounts for its other investments in 20%- 50% owned subsidiaries under the equity method.

     All intercompany transactions and balances have been eliminated.

     Reporting currency

     The Company prepares its financial statements in United States dollars. Under Luxembourg law, the Company has elected to file its statutory financial statements and to pay dividends in United States dollars.

     Currency translation

     The functional currency of the Company's subsidiaries and its equity investees is the local currency of the country in which the subsidiaries and investees conduct their operations. Balance sheet accounts are translated from the local currencies into United States dollars at the year-end exchange rate and items in the statements of operations are translated at the average exchange rate for the year. Resulting translation adjustments are charged or credited to other comprehensive income. Translation adjustments arising from intercompany financing of a long-term investment nature are accounted for similarly. Some transactions of the Company and its subsidiaries are made in currencies different from their functional currency. Gains and losses from these transactions are included in operations.

     Forward exchange contracts

     From time to time the Company enters into forward exchange contracts to minimize the short-term impact of foreign currency fluctuations on assets, liabilities and firm commitments denominated in currencies other than the functional currency of the reporting entity. The Company's foreign exchange contracts amounted to $19,351,000 and $29,304,000 at December 31, 1998 and 1999, respectively. Gains and losses on assets and liabilities are recognized in net income in the period in which exchange rate changes occur, in accordance with the requirements of Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation", except for gains and losses on hedge contracts on firm commitments which are deferred and recognized in net income in the period in which the commitments are expensed.

     Start-up Costs

     Start up costs are expensed as incurred.

     Risks and uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              SBS BROADCASTING SA

     The Company provides advertising air-time to national, regional and local advertisers within the geographic areas in which the Company operates. Credit is extended based on an evaluation of the customer's financial condition, and generally advance payment is not required. Anticipated credit losses are provided for in the consolidated financial statements and consistently have been within management's expectations.

     The Company's consolidated broadcasting operations generate revenues primarily in Norwegian kroner, Swedish kronor, Danish kroner, Finnish mark, Belgian franc, Dutch guilder and Hungarian forint and incur substantial operating expenses in these and other foreign currencies. The Company also incurs substantial operating expenses for programming in United States dollars and other foreign currencies. Fluctuations in the value of foreign currencies may cause United States dollar translated amounts to change in comparison with previous periods.

     Cash and short-term cash investments

     Cash and short-term cash investments represent cash and short-term deposits with maturities of less than three months at the time of purchase.

     Short-term investments

     At December 31, 1998 and 1999, the Company had short-term investments of $45,525,000 and $30,929,000, respectively, which were classified as available-for-sale. The short-term investments at December 31, 1999 are comprised of US Floating Rate Notes with maturities ranging from one to 31 years. The Company has applied the provisions of Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" in all periods presented.

     The following is a summary of available-for-sale securities:

                                                                  Currency             Gross            Estimated
                                                                Translation         Unrealized             Fair
                                                Cost             Adjustment         Gain/(Loss)           Value
                                         -----------------   ----------------   ----------------    ----------------

December 31, 1998:
 US Floating Rate Notes..................          $44,469         $  --                   $(467)            $44,002
 Equity Securities.......................            1,907                 --               (384)              1,523
                                         -----------------   ----------------   ----------------    ----------------
                                                   $46,376         $   --                  $(851)            $45,525
                                         =================   ================   ================    ================
December 31, 1999:
 US Floating Rate Notes..................          $30,887         $  --                   $  42             $30,929
                                         -----------------   ----------------   ----------------    ----------------
                                                   $30,887         $  --                   $  42             $30,929
                                         =================   ================   ================    ================

     Program rights


     Program rights and the related liabilities are recorded at their gross value when the license period begins and the programs are available for use. These rights are either expensed when the program is aired or amortized on an accelerated basis when the Company is entitled to more than one airing. Program rights are classified as current or noncurrent based on anticipated usage in the following year. The related program rights liability is classified as current or noncurrent based on the payment terms of the related license agreements.

     Buildings, equipment and improvements

     Buildings, equipment and improvements are carried at cost. Buildings are depreciated on a straight-line basis over a period of up to 50 years. Equipment is depreciated on a straight-line basis over its expected useful life at rates varying between 20% and 33% per annum. Leasehold improvements are amortized over the shorter of their expected lives or the noncancelable term of the lease.

                              SBS BROADCASTING SA

     Intangible assets

     Goodwill, representing the excess of the cost of acquired businesses over the fair values assigned to assets and liabilities acquired, is amortized over a 20-year period. Broadcasting licenses and other intangible assets are carried at cost and amortized on a straight-line basis over the terms of the licenses. The carrying values of goodwill and other long-lived assets are reviewed periodically to determine whether they may have become impaired. If this review indicates that goodwill and other long-lived assets will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the goodwill and other long-lived assets is reduced by the difference between the carrying amount and the estimated fair value. All of the Company's goodwill and other long-lived assets have been ascribed to its operating entities.

     Revenue recognition

     The Company recognizes revenue for advertising time sold in the period in which the advertisement airs and for the sale of air-time (use of transmission capability) in the period in which it is provided.

     Barter transactions

     Barter transactions represent the exchange of commercial air-time for programming, merchandise or services. The transactions are recorded at the fair market value of the asset received or service rendered. Barter revenues for the years ended December 1997, 1998 and 1999 were $7,199,000, $12,330,000, and
$14,723,000 respectively.

     Comparable amounts are recorded as expenses, subject to timing differences.

     Advertising

     Advertising costs are expensed as incurred. Advertising expense totaled, $19,684,000, $23,211,000 and $29,333,000 in 1997, 1998 and 1999, respectively.

     Income taxes

     The Company accounts for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the financial statements or tax returns.

     Earnings per share

     In 1998, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been restated to conform to the Statement 128 requirements.

     Reclassification

     In the 1998 income statement, an amount of $ 819,000 has been reclassified from station operating expenses to depreciation and amortization expenses, affecting station operating cash flow, as compared to previous years' presentation, in order to make 1998 comparable to 1999.

     Stock Options

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock issued to Employees" (ABP 25) and related Interpretations in accounting for its employee stock options.

                              SBS BROADCASTING SA

     Other post-retirement and post-employment benefits

     The Company does not provide its employees with post-retirement and post-employment benefits.

     Impact of recently issued accounting standards

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after December 15, 2000. Management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

2.   Acquisitions, Dispositions and Start-up Operations

     Norway

     March 1, 1996, the Company sold 33.3% of TVNorge to Schibsted. In connection with this transaction, the Company agreed to pay a distribution fee to Schibsted and A-Pressen of up to NOK 72,000,000 for providing assistance in getting affiliated stations to sign up with TVNorge in order for TVNorge to increase its distribution. The distribution fee paid or to be paid is based on TVNorge's increase in distribution, and the Company expensed NOK 40,000,000 ($6,192,000), NOK 20,828,000 ($2,946,000) and NOK 7,447,000 ($986,000) in 1996,
1997 and 1998, respectively. In 1999 the distribution did not increase and no distribution fee was paid.

     In March 1997, A-Pressen exercised its option to purchase 16% of TVNorge from the Company. The cash purchase price was NOK 81,624,000 ($11,500,000) including interest of 6% per year for the period March 1, 1996 until the payment of the purchase price. A net gain of NOK 44,271,000 ($6,262,000) was recorded in 1997 as other income.

     In May 1997, TV2, a private Norwegian commercial television station owned by, in part, Schibsted and A-Pressen, acquired 49.3% of the shares of TVNorge from Schibsted and A-Pressen, as a consequence of which, SBS owns 50.7% and TV2 owns 49.3% of TVNorge. TV2 contributed NOK 40,000,000 ($5,657,000) towards TVNorge's local station costs in 1997. The NOK 40,000,000 was recorded as revenue in TVNorge's results of operations in 1997. Also in May 1997, SBS, TVNorge and TV2 entered into cooperation, program and guarantee agreements (the "Cooperation Agreement"), under which TV2 assumed the ultimate responsibility of programming TVNorge. Under the Cooperation Agreement TV2 was required to compensate TVNorge if TVNorge's gross rating points fell short of certain agreed levels.

     In December 1999, the Company, TVNorge and TV2 (in Norway) agreed to terminate the Cooperation Agreement. As of January 1, 2000, TVNorge regained full control and authority of its own programming, scheduling and promotion. As settlement under the now terminated Cooperation Agreement, TV2 agreed to pay TVNorge up to NOK 335,000,000 ($41,719,000) in cash over a two-year period and to compensate TVNorge NOK 30,000,000 ($3,736,000) in free airtime on TV2 over a three-year period. TV2 will receive NOK 10,000,000 ($1,245,000) from the Company in 2000, in settlement of the program agreement. In 1998, NOK 31,098,000 ($4,119,000) was recorded as revenue under the Cooperation Agreement and in 1999 NOK 184,076,000 ($23,629,000) was recorded as revenue and NOK 2,093,000
($268,000) was recorded as interest income, in relation to the settlement of the now terminated Cooperation Agreement.

     Sweden

     Broadcast Text International (BTI)

     During 1999, the Company acquired 51% of BTI, one of Europe's largest suppliers of subtitling for television, video, cinema and DVD, by contributing subtitling agreements for a majority of the Company's television stations. Effective January 1, 2000, SBS acquired the remaining 49% of BTI from Telenor A/S. The Company will pay Telenor A/S NOK 22,500,000 ($2,802,000) in cash over a period of 13 months from March 2000, and an additional amount of up to NOK 3,500,000 ($435,000) may be payable based on BTI achieving defined earnings in 2000 and 2001.

     GE Program Group. In October 1999, the 70% shareholder of GE Program Group exercised a call option to acquire the Company's 30% shareholding in GE Program Group, and the Company sold its 30% shareholding,

                              SBS BROADCASTING SA
for a price of SEK 53,125,000 ($6,423,000) realizing a net gain of $1,171,000. At closing, the Company received SEK 26,562,500 ($3,211,000), SEK 13,281,250
($1,555,000) plus interest, will be paid in September 2000 and the balance of SEK 13,281,250 ($1,555,000), plus interest, will be paid in September 2001.

     The Company provided management services to GE Program Group. The charge for such services was $577,000, $569,000, and $356,000 for 1997, 1998 and 1999,
respectively.

     Radio Operations. In March 1998 the Company finalized its acquisition of the operating entities Radio City in Malmoe and Gothenburg for an approximate amount of SEK 14,500,000 ($1,795,000) bringing its ownership to 100% of both stations, and in November 1998, the Company acquired the remaining 51% of Radio
106.7 Rockklassiker in Stockholm for SEK 24,781,000 ($3,073,612) bringing its ownership of this operating entity to 100%. On November 11, 1999, the Company acquired 50% of a radio-broadcasting license from Sky Radio AB. The license will be made available to the 100% owned operating entity, Radio Easy FM, a radio station in Stockholm. In consideration for the license, goodwill and
equipment, the Company paid $2,462,200 in cash.   The Company also owns 100% of
Radio City in Stockholm.

     Finland

     In March 1997, the Company sold its 3% interest in MTV Oy, Finland, for FIM 20,059,800 ($3,968,000) realizing a net gain of ($2,814,000) recorded as other income.

     The Netherlands

     In the Netherlands, the Company operates SBS6, and in March 1999 the Company launched NET5. Both are satellite-to-cable television channels, of which the Company owns 70%, and De Telegraaf owns 30%.

     In November 1999 the Company signed an agreement to acquire, effective August 1, 1999, 51% of Publimusic, a Dutch corporation which owns and operates Radio Noordzee FM, a national Dutch radio station. The interest was acquired from Strengholt B.V.. Consideration for the 51% interest consisted of $2,000,000 in cash that was paid upon the signing of the agreement and a commitment to provide $5,000,000 of television advertising time to Radio Noordzee over a three-year period. A further $1,500,000 of cash consideration may be payable depending on the performance of the station during 2000 and 2001.

     Hungary

     In October 1997, TV2, the first commercial television station in Hungary, was launched. TV2 is owned 49.0% by the Company, 38.5% by MTM and 12.5% by Tele-Munchen. The capital requirements of TV2 during its start-up phase have been funded through equity contributions or interim loans by its shareholders and by approximately $27,500,000 of project financing from three institutions, lead by the EBRD. The financing is secured by liens on the assets of TV2 and by the pledge of all of the outstanding shares of TV2. As a result of the capital increase in TV2 in December 1999, the standby equity commitment currently amounts to $12,000,000. As a result of the Company's potential economic interest of up to 67.5% and the possibility of being responsible for all or part of MTM's equity interest, the Company may be responsible for up to 83.1% of the remaining $12,000,000 of standby equity.

     On February 18, 2000, the Company and CME entered into a term sheet, which set out the principal terms and conditions agreed in connection with a contemplated transaction between the Company and CME in Hungary, Poland and Slovenia. On February 21, 2000, the Company acquired all of CME's broadcasting assets, including programming inventories, real estate, and related tangible and intangible assets in Hungary (collectively, the "Hungarian Assets") for a total consideration of $16,000,000. The Company simultaneously agreed to sell a one-half interest in the Hungarian Assets to CLT-UFA for $9,000,000.

     Switzerland

     In September 1999, the Company and TA-Media Group, a leading publisher in Switzerland, launched TV3, a national channel targeted at the German speaking community of Switzerland. The Company projects the aggregate capital required to be approximately $60,000,000 during the start-up phase, of which 50% will be funded by the Company. At December 31, 1999, the Company had funded $15,337,000, and recorded equity losses of $9,376,000 in 1999.

                              SBS BROADCASTING SA

     TV3 - Switzerland

     Summarized below are significant elements of TV3's financial position and results of operations:

                                         December 31, 1999
                                         -----------------
Net revenue............................     $  5,778,000
Operating loss.........................      (18,093,000)
Net loss...............................      (19,566,000)
Current assets.........................     $  7,013,000
Non-current assets.....................       12,086,000
                                            ------------
   Total assets........................     $ 19,099,000

Current liabilities....................     $ 17,158,000
Non-current liabilities................       19,781,000
                                            ------------
   Total liabilities...................     $ 36,939,000
                                            ============

     Slovenia


     In Slovenia, the Company operates Kanal A, a national over-the-air television station, under management and funding arrangements. The Company has invested $30,144,000 in the Slovenia project as of December 31, 1999, of which $10,414,000 has been capitalized, and a loss of $19,730,000 has been recorded as equity in loss in unconsolidated subsidiaries up to December 31, 1999.

     In February 2000, the Company and CME agreed that CME would acquire the Company's interest in Slovenia for $12,000,000, subject to the completion of satisfactory documentation and satisfaction on or before June 30, 2000, of certain conditions precedent, including requisite regulatory approvals.

     Italy

     HOT Italia, in which the Company is a partner, owns a 10.1% interest in Rete Mia, a national terrestrial network whose signal is estimated to reach 77% of all Italian television households and has an option to purchase the remaining 89.9% of the station. HOT Italia is 51.0% owned by HOT Home Order Television Europe, Europe's leading home shopping television service. Rete Mia does not have a broadcasting license, but currently operates pursuant to a provisional authorization granted by operation of law, which will be in force until Rete Mia is granted a license or its request for a license is rejected. An application for a license was made in May 1999 and, if successful, it is the intention of HOT Italia to utilize the broadcasting capacity of the station to introduce live home shopping to the Italian market. The Company has invested a total of $13,572,000 in the HOT Italia joint venture as of December 31, 1999, and the Company anticipates additional funding requirements of approximately $15,000,000 in connection with its participation in HOT Italia.

     The Company has entered into loan and acquisition agreements with the owners of FINELCO, which owns and operates RETE 105, a national radio network in Italy. The prospective sellers under such agreements have refused to consummate the transactions contemplated thereby. The Company has therefore commenced proceedings in Italy seeking to enforce such agreements. As of December 31, 1999, the Company had advanced $7,336,000 against the purchase price, and incurred additional capitalized expenses of $1,485,000.

     Other

     In December 1998 the Company signed an agreement with the EBRD to establish and fund EBS for the purposes of making equity investments in television and radio operating companies in Central and Eastern Europe. The capital commitments of the EBS shareholders upon signing were contemplated to be $80,000,000, of which the Company agreed to fund, on a project-by-project basis, a total of $50,000,000. The Company's funding commitment can be reduced by up to $10,000,000 upon additional capital contributions by new investors. The initial closing has been subject to various conditions and has not yet taken place. The agreement expires on March 31, 2000.

                              SBS BROADCASTING SA

     In December 1999 the Company made a $10,000,000 investment for a minority position in Lions Gate Entertainment Corp. ("Lions Gate"), a Canadian integrated entertainment company engaged in the development, production and distribution of feature films, television series, movies-of-the-week, mini-series and animated programming. In conjunction with the investment, Howard A. Knight, the Company's Vice Chairman and Chief Operating Officer has been appointed to the Lions Gate Board of Directors. Other investors in the offering included Tele-Munchen, one of the Company's partners in TV2 in Hungary.

     New Media

     In November 1999, the Company acquired a 15% equity stake in Bidlet, a Swedish online auction site, for $2,500,000 in cash and $12,500,000 in advertising time over five years.

     In December 1999 the Company acquired a 7.1% interest in HSX Holding Inc. ("HSX"), consisting of Class B Preferred Stock. The Company also received warrants to acquire an additional interest in HSX. HSX is a US based digital media company which operates an online entertainment experience, driven by its music and film stock market web site, the Hollywood Stock Exchange. The Company paid $3,000,000 in cash and is committed to provide $2,000,000 in advertising time.

3.   Program Libraries

     Paramount

     In March 1995, the Company and affiliates of Viacom Inc. and Paramount entered into a ten-year license agreement for a limited exclusive license to broadcast the film and television library of the Paramount Television Group and Viacom in Norway, Sweden, Denmark, Finland, Flemish Belgium and the Netherlands. The Company agreed to pay $20,000,000 to Paramount, an affiliate of Viacom, of which $14,000,000 was paid in March 1995, $2,500,000 will be paid in 2000 and $3,500,000 will be paid in 2002. Simultaneously, Paramount purchased for $4,000,000 a warrant (the "Paramount Warrant") expiring in 2000 to purchase one million Common Shares in the Company at an exercise price of $35.00 per share. In July 1997, the Company reached an agreement to amend the existing program license agreement to add Hungary and Slovenia and to remove Finland from the license territories, and to give the Company the right to two runs of licensed library product, which includes all new Paramount feature films, all new Paramount series product and the Paramount library. In consideration for the amendment, the Company agreed to reduce the exercise price of the Paramount Warrant to $25.00 per share, subject to anti-dilution adjustments, and to extend its term until June 30, 2002. The fair value of the change in the terms of the Paramount Warrant as of the date of the amendment to the agreement of $2,800,000 was capitalized as program rights inventory, which is amortized over the remaining term of the amended license agreement, and a like amount was recorded as additional paid-in capital.

     The Company amortizes the Paramount library agreement on a straight-line basis commencing upon the initial broadcast date in each territory.

4.   Buildings, Equipment and Improvements

     Buildings, Equipment and Improvements consisted of the following:

                                                              December 31,
                                                       -------------------------
                                                          1998          1999
                                                       -----------   -----------
Technical, other equipment, furniture and fixtures     $57,009,000   $58,472,000
Buildings and leasehold improvements..............       6,339,000     9,163,000
                                                       -----------   -----------
                                                        63,348,000    67,635,000
Less accumulated depreciation.....................      39,168,000    42,997,000
                                                       -----------   -----------
Net buildings, equipment and improvements.........     $24,180,000   $24,638,000
                                                       ===========   ===========

     Included in technical and other equipment are $6,386,000 and $5,739,000 of assets held under various capital leases as of December 31, 1998 and 1999, respectively. Depreciation of these assets for the years ended December 31, 1997, 1998 and 1999 amounted to $1,233,000, $1,285,000,000 and $343,000, respectively.

                              SBS BROADCASTING SA

5.   Intangible Assets

     Intangible Assets consisted of the following:

                                                 December 31,
                                       --------------------------------
                                          1998                  1999
                                          ----                  ----
Goodwill.........................      $63,420,000          $62,250,000
Broadcasting licenses............       16,593,000           18,237,000
Other intangible assets..........        2,618,000            3,992,000
                                       -----------          -----------
                                        82,631,000           84,479,000
Less accumulated amortization....       22,919,000           30,484,000
                                       -----------          -----------
Net intangible assets............      $59,712,000          $53,995,000
                                       ===========          ===========

6.   Notes Payable, Current

     Notes Payable, Current are all due on demand and consisted of the following:

                                                 December 31,
                                       --------------------------------
                                          1998                  1999
                                          ----                  ----

Kredietbank......................      $ 2,892,000          $        --
Generale Bank....................        5,784,000            4,349,000
Christiania Bank og Kreditkasse..          787,000            2,156,000
                                       -----------          -----------
                                       $ 9,463,000          $ 6,505,000
                                       ===========          ===========

     The weighted average interest rates were 4.65% and 5.80% at December 31, 1998 and 1999, respectively.

     SBS Broadcasting SA has guaranteed the loans of subsidiaries from Generale Bank and Christiana Bank og Kreditkasse.

     Based upon prevailing interest rates on similar debt instruments, the Company believes that the carrying value of its notes payable approximates fair value.

7.   Convertible Subordinated Debentures and Notes

     In 1995, the Company sold an aggregate of $155,250,000 in principal amount of 7.25% Convertible Subordinated Debentures Due 2005 (the "1995 Debentures"), raising net proceeds to the Company of $149,644,000. The Company announced on June 30, 1999 that it had called for redemption of all of its 1995 Debentures. Under an agreement with UPC, UPC provided a back-up facility to enable SBS to make the call for redemption pursuant to which UPC agreed to purchase any 1995 Debentures tendered for redemption and to immediately convert such 1995 Debentures into Common Shares at the conversion price of $28.67 per Common Share. The Company also agreed with UPC that if UPC acquired less than 3,000,000 Common Shares through conversion of the 1995 Debentures pursuant to the back-up facility, the Company would sell to UPC and UPC would purchase at a purchase price of $35.25 per share, a number of Common Shares equal to the difference between 3,000,000 and the number of Common Shares acquired by UPC through the back-up facility. As at July 30, 1999, the final date on which the holders of 1995 Debentures could redeem their 1995 Debentures for cash or convert them into Common Shares, UPC had acquired $24,300,000 of 1995 Debentures, which were tendered for redemption and converted into 847,680 Common Shares by UPC. In addition, in August 1999, SBS issued 2,152,320 new Common Shares to UPC, at $35.25 per Common Share, which net of transaction expenses, brought new capital to the Company of $74,837,000.

     In November 1997, the Company sold an aggregate of $75,000,000 in principal amount of 7% Convertible Subordinated Notes Due 2004, (the "1997 Notes"), raising net proceeds to the Company of approximately $72,300,000 after the deduction of fees and expenses of the offering paid by the Company. Interest on the 1997 Notes is payable semi-annually in June and December each year. Holders of the 1997 Notes are entitled to convert the 1997 Notes into Common Shares at a conversion price of $29.13 per share. After

                              SBS BROADCASTING SA

December 5, 2000, the 1997 Notes are redeemable, in whole or in part at the option of the Company, including accrued and unpaid interest to the date of redemption and a redemption premium.

     The 1997 Notes are subordinated to all existing and future Senior Debt of the Company, as defined in the indenture. The indenture under which the 1997 Notes were issued does not restrict the incurrence of additional senior or other indebtedness by the Company.

     Upon a change of control, each holder of the 1997 Notes has the right to cause the Company to repurchase all of such holder's 1997 Notes at a price in each case equal to 100% of the principal amount of the 1997 Notes plus any accrued and unpaid interest to the date of repurchase. In addition, in the event of certain changes in tax laws and certain other limited circumstances requiring additional payments by the Company, the 1997 Notes are redeemable in whole, but not in part, at the option of the Company at any time. The redemption price under these circumstances is equal to the principal amount of the 1997 Notes plus any accrued and unpaid interest to the date of redemption.

     The fair value of the 1997 Notes at December 31, 1999 was approximately $128,580,000 based on public market trading.

8.   Other long-term Debt

     Other long-term Debt consisted of the following:

                                                 December 31,
                                       --------------------------------
                                          1998                  1999
                                          ----                  ----

EBRD Loan.........................     $28,444,000          $26,588,000
Christiania Bank og Kreditkassen..       9,868,000            6,227,000
Skandinaviska Enskilda Banken.....       8,300,000            6,600,000
Advertising Service Agreement.....       4,423,000            4,478,000
Coutts & Co.......................       1,948,000                   --
Obligations under capital leases..         422,000              486,000
Other.............................         236,000              301,000
                                       -----------          -----------
                                        53,641,000           44,680,000
Less current portion..............       2,627,000           11,468,000
                                       -----------          -----------
                                       $51,014,000          $33,212,000
                                       ===========          ===========

     Of the total amount of the EBRD loan, $14,496,000 is denominated in US Dollars and $12,092,000 is denominated in Deutsche Mark ("DM"). The loan is repayable in escalating semi-annual installments commencing in June 2000 and has a final maturity in December 2005. The loan is secured by all tangible and intangible assets of TV2 and a pledge of all outstanding shares of TV2. Interest is payable at a floating rate of LIBOR +1.5% for $6,700,000 and DM11,530,700 and LIBOR +1.4% for $7,000,000 and DM12,047,000. The remaining $796,000 bears interest at an annual rate of 15%. Interest is payable semi-annually from the inception of the loan.

     The Christiania Bank loan was obtained by TVNorge to finance operations and is repayable in annual installments commencing in June 1999 and has a final maturity in 2001. Interest at an average floating rate of NIBOR +0.6% is payable quarterly from the inception of the loan. The shareholders of TVNorge have guaranteed the loan proportionate to their shareholding.

     The loan from Skandinaviska Enskilda Banken ("SE Banken") is repayable in annual installments commencing in 1998 and has a final maturity in 2000. The loan is secured by a pledge of the shares in Kanal 5 AB and Kanal 5 Ltd. Interest is payable at an average floating rate of LIBOR +0.9%.

     Under an Advertising Service Agreement concluded simultaneously with the Loan Agreement with Postabank, Budapest, the principal and interest on the loan of HUF 1 billion will be repaid primarily by providing advertising services. If not repaid by way of advertising services the loan becomes repayable in cash in October 2002. Interest accrues at an annual rate of 22%.

     In December 1998 the Company entered into a $35,000,000 multi-currency revolving and term facility with Chase Manhattan Bank. The borrower group is currently comprised of the Company, Kanal 5, VT4 and the

                              SBS BROADCASTING SA

Radio Division. There are cross-guarantees between these companies and their subsidiaries and Kanal 5 Limited has also entered into a fixed and floating charge. The Company has pledged its shares in all 100% (indirectly) owned subsidiaries within the borrower group and its interest in Broadcast Danmark/Nordisk, which is 80% owned, except for the shares in Kanal 5 AB and Kanal 5 Ltd., which are currently pledged in connection with the SE Banken facility. The pledge will be transferred to Chase Manhattan Bank when SE Banken is repaid (see below). In addition, an assignment was made over certain intercompany loans made by the Company to its subsidiaries. The Company has not yet made a drawdown under the facility but can do so until December 31, 2000. A condition to drawdown is the repayment of the SE Banken $10,000,000 facility (the Balance at December 31, 1999 was $6,600,000). The interest rate will be at LIBOR plus a margin ranging from 1% to 1.75% depending upon the Company's leverage ratio. The Company will repay the facility in installments over three years beginning in December 2000.

     The aggregate amount of scheduled principal maturities on long-term debt for each of the remaining years subsequent to December 31, 1999 are as follows:

     2000.............................................    $11,468,000
     2001.............................................      5,909,000
     2002.............................................      5,131,000
     2003.............................................      8,420,000
     2004.............................................      9,581,000
     Thereafter.......................................      4,171,000
                                                          -----------
                                                          $44,680,000
                                                          -----------

     Based upon prevailing interest rates on similar debt instruments, the Company believes that the carrying value of its long-term debt approximates fair value. As of December 31, 1999, the Company had credit lines available amounting to $36,988,000 including the facility with Chase Manhattan Bank, after repayment of the SE Banken loan.

9.   Stock Options

     The Company adopted a 1992 Share Incentive Plan and a 1994 Share Incentive Plan (collectively, the "Plans") under which 1,800,000 Common Shares are reserved for issuance upon the exercise of options granted thereunder. In 1996 and 1998, the shareholders approved an increase of an aggregate of 3,000,000 Common Shares available for issuance under the Plans. In October, 1995, the Company formalized the Company's Long-Term Employees' Stock Ownership Plan ("ESOP"), reserving 60,000 shares of the Company's Common Stock for awards to employees, vesting over three years. As of December 31, 1999, 15,000 shares had been awarded under the ESOP.

     In April, 1997, holders of then vested in-the-money options were offered unrestricted Common Shares and holders of unvested options or vested out-of-the-money options were offered restricted Common Shares to vest over periods of up to three years depending upon the remaining terms of their employment arrangements. Holders of options to purchase an aggregate of 338,500 Common Shares elected to exchange their options for 91,462 Common Shares. Holders of options to purchase 105,000 Common Shares elected not to exchange their options. Also, in April, 1997 the exercise price of all outstanding out-of-the-money options held by members of senior management of the Company were reset with reference to the then prevailing market price for the Company's Common Shares. All of these options became unvested as of April 1997 and new vesting periods for each option were recommenced.

     Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a BlackScholes option pricing model with the following assumptions: riskfree interest rates of 6.5%; dividend yield of 0%; volatility factor of the expected market price of the Company's Common Stock of 0.40, 0.41 and 0.32 for 1997, 1998 and 1999, respectively; and a weighted-average expected life of the options of ten years as of the date of grant.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's pro forma information follows (in thousands, except for per share information):

                              SBS BROADCASTING SA

                                                 1997         1998       1999
                                                 ----         ----       ----

Pro forma net loss........................... $ (50,550)   $(44,157)   $(52,119)
Pro forma basic and diluted loss per share:.. $   (3.67)   $  (3.01)   $  (2.89)

     A summary of the Company's stock option activity, and related information for the years ended December 31 follows:

                                               1997                          1998                          1999
                                    --------------------------    ---------------------------    --------------------------
                                    Options   Weighted-average    Options    Weighted-average    Options   Weighted-average
                                     (000)    Exercise Price       (000)     Exercise Price       (000)    Exercise Price
                                     -----    ----------------     -----     ----------------     -----    ----------------

Outstanding-beginning of year.....   2,270           $19.08        2,711           $17.42         3,309          $19.19
Granted...........................     780           $19.56          598           $27.19         1,335          $30.68
Exercised.........................      --               --           --               --           (29)         $14.98
Forfeited.........................      --               --           --               --            --              --
Exchanged for Common Shares.......    (339)          $20.14           --               --            --              --
Outstanding at end of year........   2,711           $17.42        3,309           $19.19         4,615          $22.53
Exercisable at end of year........   1,791           $16.26        2,861           $18.01         3,483          $19.60
Weighted-average fair value of
  options granted during the year.                   $ 9.80                        $15.34                        $18.31


     Below is additional information related to stock options at December 31,
1999
                                             Weighted Average
                                   Options       Remaining      Weighted Average
         Range of Exercise Price    (000)    Contractual Life    Exercise Price
         -----------------------   -------   ----------------   ----------------
              $00.00 - 10.00          235          2.35              $ 1.50
              $10.01 - 20.00        1,674          5.29              $16.92
              $20.01 - 30.00        2,196          4.30              $25.10
              $30.01 - 40.00          510          4.78              $39.65
                                    -----
                                    4,615          4.61              $22.53

10.  Luxembourg Capital Requirements

     Luxembourg company law requires that an appropriation be made to legal reserve of a minimum of 5% of the parent company's annual net income until this reserve equals 10% of subscribed capital. Through December 31, 1999, no amount has been required to be allocated to the legal reserve. the legal reserve may not be distributed in the form of cash dividends or otherwise during the life of the Company. The appropriation to legal reserve becomes effective upon approval at the general meeting of shareholders. As of December 31, 1999, the Company is not permitted to make any dividend distributions under Luxembourg law.

11.  Income Taxes

     The Company and each of its subsidiaries file separate tax returns in the country of incorporation. The Company's allowance for (benefit from) income taxes in each period reflects various taxes in certain jurisdictions in which the Company does business. No benefit has been recorded in the financial statements for net operating losses, as the entire carryforward has been offset against a valuation allowance. The tax benefit related to the pretax losses in each period has been offset against increases in the valuation allowance. Deferred income taxes represent the tax effect of temporary differences btween the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deffered tax

                              SBS BROADCASTING SA
assets as of December 31, 1998 and 1999 (there are no significant deferred tax liabilities) are as follows:

                                                              December 31,
                                                      --------------------------
                                                          1998           1999
                                                          ----           ----
                                                             (in thousands)

Net operating loss carryforwards...................   $   94,103     $  109,361
Excess book over tax depreciation..................          632          2,675
Accounts receivable................................           --            228
Other..............................................        7,667        (10,355)
Less: Valuation allowance..........................   $ (102,402)    $ (101,909)
                                                      ----------     ----------
Net deferred tax assets............................   $       --     $       --
                                                      ==========     ==========

The tax loss carryforwards available at December 31, 1999 and their expiration years are as follows:

Expiration year                   Denmark       Norway      Finland      Total
---------------                   --------     --------     -------     --------
2000..........................    $  2,206                             $  2,206
2001..........................       1,751                                1,751
2002..........................    $  8,726                                8,726
2003..........................    $ 11,263                               11,263
2004..........................    $  6,264                  $   136       6,400
2005..........................                 $  1,542       1,027       2,569
2006..........................                   23,471       1,518      24,989
2007..........................                   16,405         775      17,180
2008..........................                   14,388         496      14,884
2009..........................                    1,307         787       2,094
                                 --------     --------     -------     --------
Total.........................   $ 30,210     $ 57,113     $ 4,739     $ 92,062
                                 ========     ========     =======     ========

     Tax losses may be carried forward indefinitely in the following territories:

Luxembourg...........................................................  $ 92,342
Belgium..............................................................     4,842
Netherlands..........................................................    75,620
Sweden...............................................................    12,507
UK...................................................................    59,605
Hungary..............................................................    26,878
                                                                       --------
     Total...........................................................  $271,794
                                                                       ========

12.  Fair value of financial instruments

     The carrying amounts and fair values of the Company's financial instruments at December 31, 1998 and 1999 are as follows:

                                    1998                         1999
                           -----------------------      -----------------------
                            Carrying       Fair          Carrying       Fair
                             amount       value           amount       value
                           ----------   ----------      ----------   ----------
                                              (In thousands)

Cash and short-term cash
    investments..........  $   63,381   $   63,381      $   67,770   $   67,770
Short-term investments...      45,525       45,525          30,929       30,929
Notes payable, current...      (9,463)      (9,463)         (6,505)       6,505
Convertible subordinated
    debentures...........    (155,250)    (160,839)             --           --
Convertible subordinated
    notes................     (75,000)     (80,715)        (75,000)    (128,580)
Other long-term debt.....     (53,641)     (53,641)        (44,680)     (44,680)
Foreign currency
    exchange contract....          --         (147)             --       (2,640)

                              SBS BROADCASTING SA

13.  Segment Reporting

     The Company divides its operations into three categories: (i) "Scandinavian Television operations" which includes TVNorge (in Norway), Kanal 5 (in Sweden) and TvDanmark (in Denmark), (ii) "European Television operations" which includes VT4 (in Flemish Belgium), SBS6 and NET5 (in the Netherlands) and TV2 (in Hungary), and (iii) "Radio operations" which includes Voice Radio and Voice POP (in Denmark), Radio City in Stockholm, Radio City in Malmoe, Radio City in Gothenburg, Radio Klassiska Hits in Stockholm and Radio Easy FM in Stockholm (in Sweden) and Radio Sata, Radio Mega, Radio KISS FM, Radio City, Radio POP and Radio 957 ("Radio Finland"). There are no material product transfers between segments of the Company. The segment data is as follows:

                                                                                                   Years Ended December 31,
                                                                                            --------------------------------------
                                                                                               1997          1998          1999
                                                                                            ----------    ----------    ----------
Scandinavian Television Operations                                                                      (in thousands)
Net revenues:
   TVNorge (in Norway)....................................................................   $ 35,291      $ 42,068      $ 57,926
   Kanal 5 (in Sweden)....................................................................     48,065        55,577        52,780
   TvDanmark (in Denmark).................................................................     20,108        32,370        34,872
   Other..................................................................................         --           107         4,197
                                                                                             --------      --------      --------
Total net revenues........................................................................    103,464       130,122       149,775
                                                                                             --------      --------      --------
   Station operating expenses.............................................................     83,632       106,706       109,555
   Selling, general and administrative expenses...........................................     28,573        29,049        31,665
   Depreciation...........................................................................      4,711         4,045         4,154
   Amortization...........................................................................      2,625         3,205         4,595
                                                                                             --------      --------      --------
Total operating expense...................................................................    119,541       143,005       149,969
                                                                                             --------      --------      --------
Loss from operations......................................................................   $(16,077)     $(12,883)     $   (194)
                                                                                             ========      ========      ========
Assets at year-end........................................................................   $110,876      $133,522      $117,849
                                                                                             ========      ========      ========
European Television Operations
Net revenues:
   VT4 (in Belgium).......................................................................   $ 43,267      $ 50,562        54,526
   SBS6 and NET5 (in the Netherlands).....................................................     72,585        96,780       123,695
   TV2 (in Hungary).......................................................................      8,787        48,566        54,752
   Other..................................................................................       (976)         (213)           81
                                                                                             --------      --------      --------
Total net revenues........................................................................    123,663       195,695       233,054
                                                                                             --------      --------      --------
   Station operating expenses.............................................................    115,277       147,964       176,423
   Selling, general and administrative expenses...........................................     18,140        27,623        34,805
   Depreciation...........................................................................      4,331         4,568         3,913
   Amortization...........................................................................      1,237         4,735         4,312
                                                                                             --------      --------      --------
Total operating expense...................................................................    138,985       184,890       219,453
                                                                                             --------      --------      --------
Income (loss) from operations.............................................................   $(15,322)     $ 10,805      $ 13,601
                                                                                             ========      ========      ========
Assets at year-end........................................................................   $167,520      $172,443      $189,918
                                                                                             ========      ========      ========
Radio Operations
Net revenues:
   Denmark................................................................................   $  4,300      $  5,444      $  7,416
   Sweden.................................................................................      3,453         8,560         9,885
   Finland................................................................................      7,958        10,714        12,427
   Other..................................................................................         --            --            --
                                                                                             --------      --------      --------
Total net revenues........................................................................     15,711        24,718        29,728
                                                                                             --------      --------      --------
   Station operating expenses.............................................................      5,407         8,814        10,711
   Selling, general and administrative expenses...........................................      8,477        12,107        14,735
   Depreciation...........................................................................        797           871           939
   Amortization...........................................................................        744         1,294         2,245
                                                                                             --------      --------      --------
Total operating expense...................................................................     15,425        23,086        28,630
                                                                                             --------      --------      --------
Income from operations....................................................................   $    286      $  1,632      $  1,098
                                                                                             ========      ========      ========
Assets at year-end........................................................................   $ 30,045      $ 35,476      $ 40,582
                                                                                             ========      ========      ========

                              SBS BROADCASTING SA

1.3 Segment Reporting (Continued)

                                                                                                   Years Ended December 31,
                                                                                            --------------------------------------
                                                                                               1997          1998          1999
                                                                                            ----------    ----------    ----------
                                                                                                       (in thousands)
Consolidated
Net revenue...............................................................................   $242,838      $350,535      $412,557
                                                                                             --------      --------      --------
Income (loss) from operating segments.....................................................    (31,113)         (446)       14,505
Corporate expenses........................................................................     (9,177)       (9,576)      (10,930)
Non-cash compensation.....................................................................     (2,676)       (1,142)       (2,062)
Amortization related to unconsolidated subsidiaries.......................................       (454)         (556)         (145)
Termination of CME Reorganization Agreement...............................................       ----            --        (9,825)
                                                                                             --------      --------      --------
Loss from operations......................................................................    (43,420)      (11,720)       (8,457)
Equity in loss of unconsolidated subsidiaries.............................................     (3,150)       (3,536)      (14,078)
Interest income...........................................................................      3,469         6,318         4,151
Interest expense..........................................................................    (14,333)      (24,708)      (18,628)
Foreign exchange losses, net..............................................................     (4,665)       (3,202)       (9,083)
Investment gains (losses).................................................................       (801)          376           423
Other income (expenses)...................................................................      7,213        (2,638)          (89)
Income tax and tax benefits...............................................................        (29)         (636)         (537)
Minority interest in losses, net..........................................................     11,866         6,027         3,464
                                                                                             --------      --------      --------
Net loss..................................................................................   $(43,850)     $(33,719)     $(42,834)
                                                                                             ========      ========      ========
Assets employed by segments...............................................................   $308,441      $341,441      $348,349
Short-term cash investments and other corporate assets....................................    119,119        86,380       143,209
                                                                                             --------      --------      --------
Total assets at year-end..................................................................   $427,560      $427,821      $491,558
                                                                                             ========      ========      ========

14.  Pension Plans


     The Company contributes to defined contribution plans for the management level personnel at its subsidiaries and to a multi-employer defined contribution pension plan for essentially all of its Swedish employees, which plans are maintained by third party insurance companies. Contributions are determined as a percentage of salaries with increases in relation to years of employment. During the years ended December 31, 1997, 1998, and 1999 expenses under these plans were $452,000, $551,000 and $912,000, respectively.

15.  Commitments

     As of December 31, 1999, the Company was committed to purchase broadcast rights for programming under various agreements (excluding DreamWorks) amounting to approximately $146,734,000. The commitment period for the Company's purchase of programming generally ranges from twelve months to five years.

     Expense under operating leases, principally for transponder and uplink, amounted to $24,279,000, $42,686,000 and $42,240,000 in the years ended December 31, 1997, 1998 and 1999, respectively. Future minimum annual rental payments under non-cancelable leases during each of the five years subsequent to December 31, 1999 are as follows (in thousands):

                                        Capital       Operating
Years Ended December 31,                leases         leases
------------------------                -------       ---------

2000.............................          $455        $ 38,793
2001.............................            60          25,948
2002.............................            --          24,439
2003.............................            --           7,128
2004.............................            --           6,748
Thereafter.......................            --           9,648
                                           ----        --------

Minimum lease payments...........           515        $112,704
                                           ----        --------
Less executory costs.............            --
                                           ----
Net minimum payments.............           515
Imputed interest.................           (29)
                                           ----
Present value of minimum lease
    payments.....................          $486
                                           ====

                              SBS BROADCASTING SA

16.  Subsequent Events

     United Pan-Europe Communications N. V. ("UPC")

     On February 1, 2000, under the terms of a private placement agreement dated January 27, 2000, UPC acquired from the Company 3,000,000 newly issued Common Shares for $54.125 per share. The net proceeds to the Company were approximately $160.5 million. As of March 29, 2000, UPC owns 6,000,000 Common Shares, amounting to 23.3% of the Company's issued and outstanding Common Shares.

     On March 9, 2000, UPC and the Company announced that they had entered into an agreement whereby UPC has agreed to make an exchange offer to acquire all of the outstanding Common Shares of SBS, in exchange for cash and UPC shares. The transaction, at the time of the announcement, valued 100% of SBS at approximately $2.8 billion. The agreement, which has the full support of the Boards of Directors of UPC and SBS, provides that UPC will initiate an exchange offer to acquire all of the issued and outstanding Common Shares of SBS for (i) $40.00 per Common Share in cash, and (ii) 0.19048 shares of UPC Ordinary Shares A per SBS Common Share. The stock portion of the consideration in the tender offer will be subject to a collar provision whereby SBS shareholders will receive an aggregate amount of cash and UPC Ordinary Shares A equal to not less than $77.50 and not more than $86.00 for each Common Share based on UPC's average closing share price over a ten trading days period ending shortly prior to the making of the exchange offer. Concurrent with execution of the exchange offer agreement, certain holders of SBS Common Shares and options entered into agreements to tender or exchange all of their equity interests in SBS to UPC. These equity interests, together with UPC's current interest represents 27.6% of the outstanding Common Shares. The exchange offer is currently expected to commence in the Summer 2000 after a registration statement has been filed with the US Securities and Exchange Commission and declared effective and offer documents become available. The exchange offer will be conditioned upon receipt by UPC of Common Shares which together with the approximately 23% held by UPC represent at least 66 2/3% of the outstanding Common Shares on a diluted basis and other customary conditions. Completion of the exchange offer is subject to certain conditions precedent, including the obtaining of required regulatory consents and approvals under applicable media and competition legislation in certain of the countries in which the parties operate. The Company does not currently foresee any material difficulties in satisfying such conditions precedent and the parties have agreed to work together to obtain the necessary and appropriate consents and approvals.

     The Company has agreed with UPC not to enter directly or indirectly into discussions or negotiations with any other person regarding the possible making of an acquisition proposal for the Company, unless the board of directors of the Company determines in good faith that failure to do so would be inconsistent with the fiduciary duties imposed by Luxembourg law on the board of directors to the Company's shareholders. The Company has agreed to pay UPC a termination fee of $90.0 million in certain circumstances where the exchange offer agreement has been terminated and a competing acquisition proposal has been accepted or recommended by the board of directors of the Company or an acquisition proposal was made prior to termination and within nine months thereafter an acquisition proposal that is financially superior to the exchange offer has been consummated.

     UPC has agreed that for a period of six months after the closing of the exchange offer it will use its reasonable best efforts, subject to applicable law, to cause any minority shareholders in the Company remaining after the closing to receive promptly consideration that is equal or substantially equivalent to the offer price for the exchange offer. The means by which UPC will conduct the purchase of shares from minority shareholders is at its reasonable discretion and may include redemption, merger or other corporate actions.

     The exchange offer agreement was filed as an exhibit to a Form 6-K filing on March 21, 2000, and this summary description is qualified in its entirety by the text of that agreement.

     Television

     On March 29, 1999, the Company entered into a reorganization agreement with CME, which contemplated the acquisition by the Company of all the assets, business, properties and rights of CME in exchange for SBS Common Shares. On September 28, 1999, the Company and CME mutually agreed to terminate the reorganization agreement. In accordance with the terms of a termination agreement SBS paid a cash "break-up" fee of $8.25 million to CME in October 1999. The break-up fee and other project related

                              SBS BROADCASTING SA
expenses totaling $9.8 million have been expensed in 1999. The termination agreement contemplated that SBS and CME would seek to realign their respective operations in Hungary and Slovenia. On February 18, 2000, the Company and CME entered into a term sheet, which set out the principal terms and conditions agreed in connection with a contemplated transaction between the Company and CME in Hungary, Poland and Slovenia. On February 21, 2000, the Company acquired all of CME's broadcasting assets, including programming inventories, real estate, and related tangible and intangible assets in Hungary (collectively, the "Hungarian Assets") for a total consideration of $16.0 million and it was agreed that CME would acquire the Company's interests in Slovenia for $12.0 million. The Slovenian transaction is subject to the satisfaction, on or before June 30, 2000, of certain conditions precedent, including requisite regulatory approvals. The Company simultaneously agreed to sell a one-half interest in the Hungarian Assets to CLT-UFA S.A. for $9.0 million. On February 21, 2000, the Company and CME further agreed that the Company would have a call option to acquire all of CME's rights to a $40.0 million in aggregate principal amount of convertible notes of ITI Holdings (the "Notes") for $37.25 million and that CME would have a put option to require the Company to purchase the Notes for $25.0 million. The call option and the put option are exercisable on or before June 30, 2000, subject to extension under certain circumstances.

     On March 9, 2000, the Company exercised its option to acquire, for a nominal amount, 86% of the shares of Amerom Ltd., which owns 100% of Amerom Television Ltd. ("Amerom") , the owner and operator of Prima TV in Romania ("Prima TV"). The Company acquired its option in conjunction with a 1998 Loan Agreement and capital commitment arrangement for Prima TV. The Company has agreed to acquire $29.7 million principal amount of outstanding Amerom promissory notes from the Romanian Asset Resolution Agency for cash payments totaling approximately $8.0 million and expects that Prima TV will require approximately $12 million of additional capital over the next three years (the acquisition of 86% of Ameron, the acquisition of the Ameron promissory notes and the additional capital requirements of Prima TV over the next three years being hereinafter collectively referred to as the "Romanian Project").. The Company has entered into a heads of agreement with UPC whereby UPC will participate with the Company in the Romanian Project for up to $7.5 million.

     On March 15, 2000 the Company announced that it had entered into an agreement with ITI Holdings S.A. ("ITI") to acquire from ITI a 33% indirect interest in TVN, Poland's second largest private television station, in exchange for consideration consisting of 666,666 SBS Common Shares, the surrender to ITI of the Notes and $92.0 million in cash. Completion of the transaction is subject to due diligence and the satisfaction of other conditions precedent. Closing is currently anticipated to occur prior to May 26, 2000. According to official AGB statistics, TVN reaches 69.4% of Polish television households, including the ten largest urban areas in Poland, and to date in 2000 has achieved a 17.8% all-day average audience share within its coverage area. TVN has exclusive Polish rights to all formats of Endemol, with whom the Company has agreed to form a joint venture in the Netherlands.

     Radio

     On March 6, 2000, the Company acquired a 70.0% interest in a company that owns and operates Lampsi, a radio station located in Athens, Greece. Lampsi reaches approximately 49% of the population of Greece and is one of the country's leading music stations. The purchase price is approximately $6.8 million, of which 60% was paid at closing and the remaining 40% will be paid at the earlier of the receipt of a broadcasting license by Lampsi or on the second anniversary of the closing. Lampsi is currently operating with an authorization to broadcast. In the event Lampsi is not issued a commercial license prior to the end of 2004, the Company has the right to require the sellers to repurchase the 70.0% interest.

     New Media

     In January 2000, the Company acquired a 16.0% equity stake in Leknet A.B. (www.leknet.com), a leading Scandinavian online retailer of children's products, for $7.0 million, a majority of which will be paid in the form of advertising time. In February 2000 the Company agreed to acquire a 22.5% equity interest in Lovesearch DP AB (www.lovesearch.se and www.lovesearch.com), a leading Swedish dating and match-making site, for $1.1 million, substantially all of which will be paid in the form of advertising time. In March 2000, the Company agreed to acquire a 40% equity interest in Boomerang AB (www.boomeranger.se), a leading Swedish portal and on-line travel agency, for $5.2 million, substantially all of which will be paid in the form of advertising time. In March 2000, the Company acquired a 6.8% equity interest in BETandWIN (www.betandwin.com), an Austrian on-line sports gaming site that is versioned in multiple languages, for 4.25

                              SBS BROADCASTING SA
million, a substantial majority of which will be paid in the form of advertising time. The Company will receive fees attributable to all BETandWIN customers that click through from the Company's various web sites consisting of a fee for the referral of a registered user and a percentage of all revenues generated by such users. On March 23, 2000, the Company agreed to sell its equity stake in Bidlet to QXL, the leading UK online auction site, for shares of QXL having a market value of approximately $67.0 million at the time of the transaction.

                              SBS BROADCASTING SA

Report of the statutory auditors
to the general meeting of

TV3 LTD., SCHLIEREN

As statutory auditors, we have audited the accounting records and the financial statements (balance sheet, income statement and notes) of TV3 Ltd. for the first business period from July 9, 1998 to December 31, 1999.

These financial statements are the responsibility of the board of directors. Our responsibility is to express an opinion on these financial statements based on our audit. We confirm that we meet the legal requirements concerning professional qualification and independence.

Our audit was conducted in accordance with auditing standards promulgated by the profession, which require that an audit be planned and performed to obtain reasonable assurance about whether the financial statements are free from material misstatement. We have examined on a test basis evidence supporting the amounts and disclosures in the financial statements. We have also assessed the accounting principles used, significant estimates made and the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accounting records and the financial statements comply with the law and the company's articles of incorporation.

We recommend that the financial statements submitted to you be approved.

The financial statements show that the accumulated deficit exceeds the share capital and we would draw your attention to the provisions of Article 725 of the Swiss Code of Obligations. The Company's shareholders have signed a subordination agreement subordinating their claims to the benefit of other creditors. In view of the above, the board of directors have waived the need to prepare interim financial statements on a liquidation basis and the obligation to inform the judge in accordance with Art. 725 (2) of the Swiss Code of Obligations.

Zurich, March 28, 2000                       ATAG Ernst & Young Ltd



                              Kevin McCabe                i. V. Kerstin Markisch
                              Chartered Accountant        Dipl.-Kauffrau
                              (in charge of the audit)



Enclosure:
- Financial statements (balance sheet, income statement and notes)

                              SBS BROADCASTING SA

                              TV3 LTD, SCHLIEREN

                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1999


                                                                    December 31,
                                                                        1999
                                                                    ------------
                                                                      CHF '000

ASSETS

Cash and short-term equivalents                                            396
Trade accounts receivable, net                                           4 983
Program rights inventory                                                 3 931
Prepaid expenses and other assets                                        1 491
                                                                       -------
Total Current Assets                                                    10,801
                                                                       -------

Program rights inventory                                                 9 409
Plant and equipment                                                     10 979
Intangible assegs                                                        1 099
                                                                       -------
Total Non-Current Assets                                                21 487
                                                                       -------
TOTAL ASSETS                                                            32 288


LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities

Trade accounts payable                                                   3 348
Other liabilities                                                          570
Program rights payables                                                  6 753
Accrued expenses                                                         2 806
                                                                       -------
Total Current Liabilities                                               13 477
                                                                       -------

Subordinated loans                                                      46 368
Program rights payables                                                    404
                                                                       -------
Total Noncurrent Liabilities                                            46 772
                                                                       -------


Capital stock                                                            1 000
Available earnings
  Loss for the period                                                  -28 961
                                                                       -------
Total Shareholders' Equity                                             -27 961
                                                                       -------

LIABILITIES AND SHAREHOLDERS' EQUITY                                    32 288
                                                                       -------

                              SBS BROADCASTING SA

                              TV3 LTD., SCHLIEREN

                              STATEMENT OF INCOME
                FOR THE 18 MONTH PERIOD ENDED DECEMBER 31, 1999

                                                                    9.7.1998-
                                                                   31.12.1999
                                                                ----------------
                                                                    CHF '000


INCOME

Advertising sales                                                     8 314
Barter income                                                           265
Other income                                                            143
                                                                    -------
TOTAL INCOME                                                          8 722

Station operating expense                                            23 234
Salaries and social charges                                           7 256
General and administration expense                                    4 140
Depreciation expense                                                    671
Amortization expense                                                     87
Rental                                                                  342
Maintenance and office expense                                        1 070
Exchange loss                                                             5
Interest expense                                                        878
                                                                    -------
TOTAL EXPENSES                                                       37 683
                                                                    -------
LOSS FOR THE PERIOD                                                 -28 961
                                                                    -------

                              SBA BROADCASTING SA

                              TV3 LTD., SCHLIEREN

                       NOTES TO THE FINANCIAL STATEMENTS
                            AS OF DECEMBER 31, 1999


                                                                 December 31,
                                                                     1999
                                                              ------------------
                                                                      CHF


Fire insurance value
  of plant and equipment                                             10 705

Lease commitments                                                       629

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


ENECO KabelTV and Telecom Group:

We have audited the accompanying combined balance sheet of the companies identified in Note 1, collectively referred to as the ENECO KabelTV and Telecom Group as of December 31, 1999, and the related combined statements of operations, shareholder's equity and cash flows for the year then ended. These combined financial statements are the responsibility of the combined companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the ENECO KabelTV and Telecom Group as of December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.


                                       Arthur Andersen

Rotterdam, The Netherlands
April 14, 2000

                          ENECO KABELTV & TELECOM GROUP
                          -----------------------------


                   COMBINED BALANCE SHEET AT DECEMBER 31, 1999
                   -------------------------------------------

                    (Currency - thousands of Dutch guilders)


                                     ASSETS
                                     ------

                                                                     1999
                                                                 ------------
CURRENT ASSETS:

    Inventory                                                    NLG    2,862
    Trade receivables, net of allowance
       for doubtful accounts of 1,309                                   8,356
    Receivable from shareholder                                        15,115

    Other receivables and prepayments                                   6,837
                                                                 ------------
    Total current assets                                               33,170


    Goodwill, net of accumulated amortization
       of NLG 17,050                                                  101,402
    Property, plant and equipment, net of
       accumulated depreciation of NLG 329,747                        442,386
    Investments in and advances to
       equity investees                                                13,922
                                                                 ------------

                                                                      557,710
                                                                 ------------


              Total assets                                       NLG  590,880
                                                                 ============



The accompanying notes to combined financial statements are an integral part of this balance sheet.

                          ENECO KABELTV & TELECOM GROUP
                          -----------------------------


                      LIABILITIES AND SHAREHOLDER'S EQUITY
                      ------------------------------------

                    (Currency - thousands of Dutch guilders)



                                                                     1999
                                                                 ------------
CURRENT LIABILITIES:
    Banks                                                         NLG  22,263
    Accounts payable -
       Trade payables                                                  16,130
       Shareholder                                                    162,828
    Accrued liabilities                                                25,389
    Acquisition debt                                                   69,750
                                                                 ------------

                                                                      296,360
                                                                 ------------

NON-CURRENT LIABILITIES:
    Bank debt                                                           8,100
    Shareholder advances                                              251,635
    Acquisition debt, net of current portion                           14,884
                                                                 ------------

                                                                      274,619
                                                                 ------------

MINORITY INTEREST in subsidiaries                                         324
                                                                 ------------

COMMITMENTS AND CONTINGENCIES (see note 7)

SHAREHOLDER'S EQUITY:
    Issued and paid-in capital                                         50,252
    Retained earnings                                                 (30,675)
                                                                 ------------
    Total shareholder's equity                                         19,577

       Total liabilities and
       shareholder's equity                                      NLG  590,880
                                                                 ============


The accompanying notes to combined financial statements are an integral part of this balance sheet.

                          ENECO KABELTV & TELECOM GROUP
                          -----------------------------


                        COMBINED STATEMENT OF OPERATIONS
                        --------------------------------

                      FOR THE YEAR ENDED DECEMBER 31, 1999
                      ------------------------------------

                    (Currency - thousands of Dutch guilders)



                                                                     1999
                                                                 ------------

NET SALES                                                        NLG  164,789
                                                                 ------------

OPERATING EXPENSES:

    Cost of raw materials and supplies                                  6,423
    Cost of services                                                   41,897
    Labor expenses                                                     14,982
    Depreciation and amortization                                      60,975
    Other expenses                                                     40,950
                                                                 ------------

                                                                      165,227
                                                                 ------------

              Net operating loss                                         (438)
                                                                 ------------

    Interest expense                                                  (26,372)
    Equity in losses of equity investees                               (3,707)
                                                                 ------------

                                                                      (30,517)
              Income taxes                                                375
                                                                 ------------

              Minority share                                              (64)
                                                                 ------------

              Net loss                                           NLG  (30,206)
                                                                 ============


The accompanying notes to combined financial statements is an integral part of this statement.

                          ENECO KABELTV & TELECOM GROUP
                          -----------------------------

                   COMBINED STATEMENT OF SHAREHOLDER'S EQUITY
                   ------------------------------------------

                       FOR THE YEAR ENDED DECEMBER 31,1999
                       -----------------------------------

                    (Currency - thousands of Dutch guilders)






                                      Issued       Additional
                                     and Paid-      paid-in             Retained
                                    in Capital      Capital             Earnings      Total
                                    --------------------------------------------------------------
       Balance January 1, 1999      NLG            NLG                   NLG           NLG
                                    50,252         18,324                697           69,273


       Split of signal cablenetwork -              (18,324)              (1,166)       (19,490)


       Net loss                     -              -                     (30,206)      (30,206)
                                    --------------------------------------------------------------
       Balance December 31, 1999
                                    NLG            NLG                   NLG           NLG
                                    50,252         -                     (30,675)      19,577
                                    ==============================================================


The accompanying notes to combined financial statements are an integral part of this statement.

                       ENECO KABELTV & TELECOM B.V. GROUP
                       ----------------------------------

                        COMBINED STATEMENT OF CASH FLOWS
                        --------------------------------

                      FOR THE YEAR ENDED DECEMBER 31, 1999
                      ------------------------------------

                    (Currency - thousands of Dutch Guilders)

                                                                  1999
                                                              -----------
CASH FLOWS FROM OPERATING ACTIVITIES:

    Net loss                                                  NLG (30,206)
                                                              -----------
    Depreciation and amortization                                  60,975
    Minority interest                                                  64
                                                              -----------

                                                                   61,039
                                                              -----------
    Increase in inventory                                            (207)
    Increase in current assets other than
       inventory, securities and cash                              (1,238)
    Increase in short-term liabilities
       other than loans and bank overdrafts                       163,628
                                                              -----------

              Change in working capital                           162,183
                                                              -----------

              Net cash provided by operating activities           193,016
                                                              -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Additions to property, plant and equipment                   (122,970)
    Disposals of property, plant and equipment                      2,701
    Investments in equity investees                                (6,752)
    Disposition of investment                                          51
    Issuance of subordinated loans                                 (7,604)
    Mediakabel capital contribution                                (5,507)
                                                              -----------

              Net cash used in investing activities              (140,081)
                                                              -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Redemption of loans and short-term bank liabilities           (73,138)
                                                              -----------

              Net cash used in financing activities               (86,249)
                                                              -----------

              Net decrease in cash                            NLG (20,203)
                                                              ===========


The accompanying notes to combined financial statements are an integral part of this statement.

                          ENECO KABELTV & TELECOM B.V.
                          ----------------------------

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                     --------------------------------------

                      FOR THE YEAR ENDED DECEMBER 31, 1999
                      ------------------------------------

                    (Currency - thousands of Dutch guilders)


1.   Principles of combination, organization and nature of operations
     ----------------------------------------------------------------

     (a)  Activities
          ----------

          Companies within the ENECO KabelTV & Telecom Group (the "Group" or the "Company") include ENECO Kabeltv & Telecom B.V., ENECO K&T Netwerkdiensten B.V., EnCalls B.V and Recaitel B.V. and are located in the Netherlands. The Group companies are ultimately wholly owned subsidiaries of N.V. ENECO ("the shareholder"), located in The Netherlands. The financial statements of the Company are included in the consolidated financial statements of N.V. ENECO, a Company located in Rotterdam. Combined financial statements have been presented due to related nature of the activities being performed as well as the common control and management of the Group.

          ENECO KabelTV & Telecom B.V., produces media and telecommunication products and provides services to support these products at market.

          ENECO K&T NETWERKDIENSTEN B.V., constructs, purchases, maintains and operates cable networks and systems for cable television and telecommunication and performs network services.

          EnCalls B.V., provides telecommunication services including telephone transactions, information services, voice-, fax- and response services, account- and invoicing services and other related activities.

          Recaitel B.V. constructs and operates central antenna plants, concluding of signal agreements and all activities that relate to the core activities. At December 31, 1999 the Shareholder owned 81% of Recaitel B.V.

          Affiliated companies are other subsidiaries of N.V. ENECO.

2.   Accounting Policies
     -------------------

     (a)  Property, plant and equipment
          -----------------------------

          Property, plant and equipment is stated at cost. Additions, replacements, installation costs and major improvements are capitalized, and costs for normal repair and maintenance of property, plant and equipment are charged to expense as incurred. Constructed assets incorporate internal direct labor expense and interest charges incurred during the period of construction. Depreciation is calculated using the straight-line method over the economic life of the asset, taking into account the residual value. The economic lives of property, plant and equipment at acquisition are as follows:

          Glass fiber equipment                              8    years
          Glass fiber network                               20    years
          Other equipment                                    8    years
          Other networks                                    15    years
          Leased lines                                      10    years

     (b)  Goodwill
          --------

          The excess of investments in consolidated subsidiaries over the net tangible asset value at acquisition is amortized on a straight-line basis over 15 years.

     (c)  Recoverability of Tangible and Intangible Assets
          ------------------------------------------------

          The Company evaluates the carrying value of all tangible and intangible assets whenever events or circumstances indicate the carrying value of assets may exceed their recoverable amounts. An impairment loss is recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss is based on fair value of the asset computed using discounted cash flows if the asset is expected to be held and used. Measurement of an impairment loss for an asset held for sale would be based onfair market value less estimated costs to sell.

     (d)  Investments in and advances to equity investees
          -----------------------------------------------

          For those investments in companies in which the Company's ownership interest is 20% to 50%, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's proportionate share of net earnings or losses of the affiliates, limited to the extent of the Company's investment in and advances to the affiliates, including any debt guarantees or other contractual funding commitments. The Company's proportionate share of net earnings or losses of affiliates includes the amortization of the excess of its cost over its proportionate interest in each affiliate's net tangible assets or the excess of its proportionate interest in each affiliate's net tangible assets in excess of its cost.

          The Company uses the the cost method of accounting when it owns less than 20% of the underlying investee.

     (e)  Inventory
          ---------

          Cables and equipment in stock are stated at the lower of cost or market.

     (f)  Receivables
          -----------

          Receivables are stated at face value, less an allowance for possible uncollectible accounts.

     (h)  Recognition of income
          ---------------------

          Net sales are determined on the basis of the value (excluding taxes) of services invoiced, less discounts granted to customers. Sales are recognized as services are rendered. Cost of sales is recorded in the same period as sales are recognized. Other revenues and expenses are recorded in the period in which they originate.

     (i)  Use of estimates in the preparation of financial statements
          -----------------------------------------------------------

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


3.   Property, plant and equipment
     -----------------------------

     Property, plant and equipment is stated at cost.

                                                    1999
                                                ------------

     Glass fiber equipment                      NLG   19,296
     Glass fiber network                              71,862
     Other equipment                                 505,280
     Other networks                                  151,494
     Leased lines                                     24,201
                                                ------------
     Total                                           772,133

     Accumulated depreciation                       (329,747)
                                                ------------

     Book value December 31, 1999               NLG  442,386
                                                ============

4.   Investments in and advances to equity investees
     -----------------------------------------------

     The Group has equity investments in various communications-related companies. The Group determines the method of accounting for its investments based on, among other things, its ownership percentage and its ability to exercise significant influence over the investee's operations.

     Investments in affiliates includes:

     Equity investee                      Percentage of      Method of
                                          Ownership          accounting
     ---------------------------------    ---------------  --------------
     Mediakabel BV                             34.22%          equity
     Spirit interactieve diensten B.V.         40.00%          equity
     Edunet B.V.                               11.20%           cost


     At December 31, 1999 NLG 13,066 of the investments in and advances to equity investees was related to the Goups's investment in Mediakabel B.V. ("Mediakabel"). The investment in Mediakabel was included a NLG 11,674 subordinated loan. During 1999, the Group recognized losses of NLG 3,707 related to its investment in Mediakabel net of interest income of NLG 407 related to the subordinated loan. The Group expects Mediakabel to commence operations in 2000. The shareholders of Mediakabel will fund the start-up costs and operating losses of Mediakabel until the year 2002.

5.   Debt and shareholder advances
     -----------------------------

     The Group has various debt outstanding with banks, the Shareholder and the community of Rotterdam ("Acquisition debt") as well as advances from the Shareholder. Interest rates on the bank and Shareholder advances range from 5%-9% as of December 31, 1999 and these balances mature through 2008.

     The Acquisition Debt relates to the 1998 purchase of the Rotterdam cable network exploitation rights for an aggregate undiscounted purchase price of NLG 75,000, which is payable in four equal annual installments of NLG 18,750. At the time of purchase the discounted amount of the Acquisition Debt was recorded. For the year ended December 31, 1999 the Group recognized interest expense of NLG 4,167 related to the discount on the Acquisition Debt.

     In connection with the acquisition of the Group by UPC in March, 2000 (see
     Note 10), all outstanding debt and shareholder advances were repaid.

6.   Income Taxes
     ------------

     Pursuant to Dutch corporate tax law, for the periods beginning after 1997, results of the Group must be included in the consolidated income tax return of the Shareholder. For 1997 and prior years the Shareholder was exempt from income taxes.

     For financial reporting purposes, the Shareholder allocates any income tax provision or income tax benefit to the various Shareholder affiliates, including the Group, on a stand-alone basis. For the year ended
     December 31, 1999 an income tax benefit of NLG 375 was allocated to the Group which was based on the ability to carry back the Group's 1999 losses to 1998.

     For purposes of the Shareholder's sale of the Group (see Note 10); Dutch law prescribes that all tax attributes which originate within a group and exist as of the beginning of the year in which a sale takes place, must remain an obligation or benefit of the selling shareholder. Accordingly, no tax assets or liabilities are reflected in the accompanying combined balance sheet.

7.   Commitments and contingencies
     -----------------------------

     (a)  Purchase commitments
          --------------------

          The company has in its ordinary course of business activities entered into purchase commitments for materials and services, which amount to approximately NLG 522 at December 31, 1999.

          Purchase commitments in connection with the acquisition of fixed assets amount to approximately NLG 13,500 at December 31, 1999.

     (b)  Guarantees
          ----------

          The guarantees provided by the company on behalf of third parties are stated as follows:
          -  NLG 2,241 to Mediakabel B.V., as subordinated loan;
          -  NLG 6,147 to Mediakabel B.V., debts related to rental obligations;
          -  NLG 81,751 to Mediakabel B.V., as guarantee for HBO-filmkanaal.

     (c)  Lease commitments
          -----------------

          The group has operating lease commitments as follows:

          Year ending December 31, 2000                        NLG     705
          Year ending December 31, 2001                                633
          Year ending December 31, 2002                                579
          Year ending December 31, 2003                                369
                                                               -----------

          Total                                                NLG   2,286
                                                               ===========

     (d)  Taxes
          -----

          The Company has several disputes with the Dutch tax authorities regarding transfer taxes. The company argues that the networks are real estate and that the company has the economic ownership of the networks. No liabilities are included in the financial statements for these tax exposures, because the company expects no or no material payments to the tax authorities.

     (e)  Contribution mediapolicy City of Rotterdam
          ------------------------------------------

          ENECO K&T Netwerkdiensten B.V. has commitments until the year 2002 amounting to NLG 600 per year regarding the contribution to the mediapolicy of the City of Rotterdam.

8.   Segment information
     -------------------
                                                           1999
                                                       ------------

     Sales distribution of CAI-signals                 NLG  123,050
     Sales Telecom                                           27,422
     Sales EnCalls B.V.                                       6,781
     Other                                                    7,536
                                                       ------------

                                                       NLG  164,789
                                                       ============

9.   Related party transactions
     ---------------------------

        In the normal course of business a substantial part of the products and services are purchased from related companies.

     Interest expense is comprised of the following:

                                                            1999
                                                         -----------

     Interest expense to Shareholder                     NLG  24,142

     Other Interest Expense                                    2,230
                                                         -----------
                                                         NLG  26,372
                                                         ===========

10.  Subsequent Event
     ----------------

     On February 3, 2000, the Shareholder of the Group signed definitive agreements for the Group to be acquired by United Pan-Europe Communications N.V., for NLG 2,350,000 free of debt. This transaction closed in March, 2000.